                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 10-K

 (MARK ONE)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934 FOR THE FISCAL YEAR ENDED JUNE 28, 2002

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM _____ TO _____

                        COMMISSION FILE NUMBER 333-28157

                                TEKNI-PLEX, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                                      22-3286312
(State of Incorporation)                   (I.R.S. Employer Identification No.)

                 260 NORTH DENTON TAP ROAD, COPPELL, TEXAS 75019
              (Address of principal executive offices and zip code)

                                 (972) 304-5077
              (Registrant's telephone number, including area code)

        SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT: NONE

        SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: NONE


      Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

      Indicate the number of shares outstanding of each of the registrant's classes of stock as of the latest practicable date.

      None

      Documents Incorporated by Reference: See Index to Exhibits.

ITEM 1. BUSINESS

INTRODUCTION

      We were founded as a Delaware corporation in 1967 to acquire the General Felt Products division of Standard Packaging Corporation. At that time, we were located in Brooklyn, NY, where we produced laminated closure (cap) liners primarily for the pharmaceutical and food industries. Over the years, we have built a reputation for solving difficult packaging problems and providing customers with high quality, advanced packaging materials. In 1970, we built an additional manufacturing facility in Somerville, New Jersey, diversifying into the business of producing polystyrene foam trays for the poultry processing industry.

      In March 1994, Tekni-Plex was acquired by Dr. F. Patrick Smith and other investors. Dr. Smith was elected Chief Executive Officer. In April 1994, Mr. Kenneth W.R. Baker was appointed Chief Operating Officer. At that time, the principal product lines consisted of clear, high-barrier laminations for pharmaceutical blister packaging (which we refer to as clear blister packaging); closure liners, primarily for pharmaceutical end-uses; and foam processor trays primarily for the poultry industry.

      In December 1995, Tekni-Plex acquired the Flemington, NJ, plant and business of Hargro Flexible Packaging Corporation. The Flemington plant utilized lamination and coating technology to produce packaging materials primarily for pharmaceutical products such as transdermal patches, sutures, iodine and alcohol swabs, aspirin and other physician samples. We relocated the Brooklyn equipment and business into the Flemington facility during 1996. The synergistic result of having complementary technologies in one location created a combined operation with considerably higher efficiencies and lower costs than the sum of the stand-alone operations.

      In February 1996, we expanded our food packaging business by completing our acquisition of Dolco Packaging Corp., a publicly-traded $81 million foam products company that was nearly twice the size of Tekni-Plex. Dolco had been in the business of producing foam packaging products since the 1960s and had attained the leading share of foam egg carton sales in the United States. The Dolco acquisition also solidified our position as a leading supplier of foam processor trays. In August 1997, Dolco, which had been a wholly owned subsidiary of Tekni-Plex, was merged into Tekni-Plex.

      In July 1997, we acquired the business and operating facility of PurePlast Inc. of Cambridge, Ontario, Canada. PurePlast produced calendered polyvinyl chloride (vinyl) sheet primarily for food and electronics packaging applications. Following the acquisition, we diversified the end markets served by this location by developing proprietary formulations of vinyl sheet for vertical integration into our clear blister packaging business and for sale directly to our global pharmaceutical customers.

      In March 1998, Tekni-Plex acquired PureTec Corporation, a publicly-traded company with annual sales of $315 million. PureTec was a leading manufacturer of plastic packaging, products, and materials primarily for the healthcare and consumer markets. PureTec enjoyed leading market positions in its core products, including garden and irrigation hose, precision tubing and gaskets primarily for the aerosol packaging industry, vinyl medical tubing, and vinyl compounds for the production of medical devices. PureTec is a wholly-owned subsidiary of Tekni-Plex.

      In January 1999, we acquired substantially all the assets of Tri-Seal International, Inc., a leader in sophisticated extruded and co-extruded capliners and seals. The Tri-Seal operations have been integrated with and into our closure liner business.

      In April 1999, we acquired substantially all the assets of Natvar, a producer of disposable medical tubing and electric sheathing. As with Tri-Seal, the Natvar acquisition was intended to strengthen our existing core business and expand product offerings. The Natvar operation has been integrated into our medical tubing and industrial extrusions businesses.

      In June 2000, we completed a recapitalization of Tekni-Plex. As part of the recapitalization, existing investors other than management sold most of their interests, and a group of new investors contributed an aggregate of $167 million in new equity and agreed to contribute up to $103 million in additional equity over the next five years. All members of management maintained 100% of their interests in the Company. Also, Tekni-Plex entered into a new credit agreement, issued $275 million in new senior subordinated notes, and repaid the debt that existed prior to the recapitalization.

      In October 2000, we acquired substantially all the assets of the Super Plastics division of RCR International Inc. Super Plastics is primarily a manufacturer of garden hose and has a manufacturing facility in Mississauga, Ontario Canada. The Super Plastics operations have been integrated with and into our garden hose business.

      In October 2001, we acquired substantially all of the assets of the garden hose business of Mark IV Industries, Inc. which operates under the name Swan Hose. Swan, which has one manufacturing facility located in Bucyrus, Ohio, enhanced Tekni-Plex's geographic coverage of the North American garden hose market. The Swan operations have been integrated with and into our garden hose business.

      In July 2002 we acquired substantially all of the assets of Elm Packaging Company. Elm produces polystyrene foam plates, bowls, and meat and bakery trays. The Elm acquisition significantly increases our capacity to produce foamed polystyrene products primarily for customers in the food packaging and foodservice markets.

DESCRIPTION OF BUSINESS

We are a global, diversified manufacturer of packaging, products, and materials, primarily for the food, healthcare and consumer markets. We have built leadership positions in our core markets, and focus on vertically integrated production of highly specialized products. Our operations are aligned under two business segments: Industrial Packaging, Products, and Materials and Consumer Packaging and Products. Both segments have operations in the United States, Europe and Canada. We believe that our end market and product line diversity has the effect of reducing overall risk related to any single product or customer. Representative product lines in each of our business segments are listed below:

                                   BUSINESS SEGMENT
-------------------------------------------------------------------------------------
               INDUSTRIAL                                        CONSUMER
     PACKAGING, PRODUCTS AND MATERIALS                    PACKAGING AND PRODUCTS
     ---------------------------------                    ----------------------
-  Laminated, clear high barrier blister packaging    -  Garden and irrigation hose
-  Agricultural foam packaging                        -  Precision tubing and gaskets
-  Foamed egg cartons                                 -  Air hose
-  Poultry and meat processor trays
-  Foamed plates
-  Closure liners
-  Medical tubing
-  Medical grade compounds
-  Specialty PVC resins
-  General purpose PVC compounds

COMPETITIVE STRENGTHS

      We believe that our competitive strengths include:

      - Strong customer relationships. We have long-standing relationships with many of our customers. We attribute our long-term customer relationships to our ability to consistently manufacture high quality products and provide a superior level of customer service. We routinely win customer awards for our superior products and customer service and have recently been recognized for supplier excellence by 3M Pharmaceuticals, Pfizer, Eli Lilly, Boston Scientific, Kraft Foods and Perdue Farms, among others.

      - Strong market positions in core businesses. We have a strong market presence in our core product lines. The following table shows what we believe to be our market position in the U.S. in our primary product lines:

                             PRODUCT MARKET POSITION
                             -----------------------
Vinyl medical device materials.................................................        1
Vinyl medical tubing...........................................................        1
Laminated, clear, high barrier pharmaceutical blister packaging................        1
Multi-layered co-extruded and laminated closure liners.........................        1
Garden and irrigation hose.....................................................        1
Precision tubing and gaskets for aerosol packaging.............................        1
Egg cartons....................................................................        1
Foam processor trays...........................................................        2

      - Experienced management team. Our management team has been successful in selecting and integrating strategic acquisitions as well as improving underlying business fundamentals. After significantly improving the business of Tekni-Plex following our 1994 acquisition, management successfully integrated both the Flemington and Dolco operations during 1996, the latter being a public company then nearly twice our size. During the same period, our Brooklyn operation was successfully merged into our Flemington plant. In 1997, we acquired and integrated the PurePlast operations. In 1998, we acquired PureTec, a public company then more than twice our size. In 1999, we acquired and integrated the assets and business of Tri-Seal and Natvar. In 2000 we acquired and integrated all of the assets of the Super Plastics division of RCR International, Inc. In 2001, we acquired and integrated the Swan Hose business of Mark IV Industries, Inc. Management has substantially improved the operating margins of each of these acquisitions. Members of our management team have integrated acquisitions, effected turnarounds, provided strategic direction and leadership, increased sales and market share, improved manufacturing efficiencies and productivity, and developed new technologies to enhance the competitive strengths of the companies they have managed.

      - Cost efficient producer. We continually focus on improving underlying operations and reducing costs. Since the 1994 acquisition, current management has improved our cost structure from an EBITDA margin of 8.5% with EBITDA of $3.8 million on sales of $44.9 million for the 12 months ended December 31, 1993 to an EBITDA margin of 20.0% with EBITDA of $115.6 million on sales of $577.7 million for the fiscal year ended June 28, 2002. Our acquisitions since 1995 have provided significant opportunities to realize cost savings and synergies in the combined businesses through the sharing of complementary technologies and manufacturing techniques, as well as economies of scale, including the purchase of raw materials.

      - Producer of high quality, technically sophisticated products. We believe, based upon our knowledge and experience in the industry, we have a long-standing reputation as a manufacturer of high quality, high performance products, materials and primary packaging (where the packaging material comes into direct contact with the end product). Our emphasis on quality is evidenced by our product lines which address the more technically sophisticated areas of their respective markets.

      - Strong equity sponsorship. We have obtained a strong equity commitment from co-investors in conjunction with the recapitalization in June 2000. New investors agreed to $269.6 million in aggregate equity commitments to Tekni-Plex Partners, of which $167.0 million was contributed to consummate the recapitalization in June 2000. Of the remaining $102.6 million, $5.0 million was contributed in conjunction with our acquisition of Super Plastics in October 2000, and $30.0 million was contributed in June 2001 in anticipation of our announced acquisition of Mark IV's Swan Division. In October 2001, an additional $50.0 million was contributed to consummate the Swan Hose acquisition and in anticipation of our Elm acquisition. The remaining $17.6 million is available at least through June 2005 to be used for our general corporate purposes, including acquisitions. We believe that these equity commitments will provide us with significant flexibility to take advantage of business opportunities as they arise. In connection with the recapitalization, all members of our current management maintained their entire equity investment, which had an implied aggregate value, as of June 2000, of approximately $96.0 million.

BUSINESS STRATEGY

      We seek to maximize our profitability and growth and take advantage of our competitive strengths by pursuing the following business strategy:

      - Ongoing cost reduction through technical process improvement. We have an ongoing program to improve manufacturing and other processes in order to drive down costs. Examples of cost improvement programs include:

            - material and energy conservation through enhanced process controls and advanced product design.

            - reduction in machine set-up time through the use of proprietary technology.

            -     continual product line rationalization; and

            -     development of backward and forward integration opportunities.

      - Internal growth through product line extension and improvement. We continually seek to improve and extend our product lines and leverage our existing technological capabilities in order to increase market share in existing markets, effectively penetrate new markets and improve profitability. Our strategy is to emphasize our expertise in providing packaging, products and materials with specific high performance characteristics through the development of various unique proprietary materials and proprietary manufacturing process techniques.

      - Growth through acquisitions. We will continue to pursue acquisitions selectively when the opportunity arises. Our objective is to pursue acquisitions that provide us with the opportunity to gain economies of scale and reduce costs through, among other things, technology sharing and synergistic cost reduction.

      - Growth through international expansion. We believe that there is significant opportunity to expand our international sales, which currently represent approximately 10.5% of our total revenues. At present, we have manufacturing operations with attached sales offices in Belgium, Italy, The United Kingdom, Canada and Argentina. We have a regional sales office in Singapore covering southeast Asia, including the People's Republic of China. In addition, we have manufacturing liaisons and strategic supplier agreements in Japan, Germany and Italy and a manufacturing licensee in Japan. We have recently added sales representatives for Jordan, Saudi Arabia and the United Arab Emirate as well as in the Philippines and India to our existing representatives in Australia/New Zealand, South Africa, Central America, Brazil, Mexico, China (including Hong Kong) and Taiwan. We believe that our growing international presence, which is a combination of our own regional manufacturing and sales forces and independent sales representatives, will continue to generate opportunities to increase our sales.

RECENT DEVELOPMENTS

      On July 10, 2002 Tekni-Plex acquired Elm Packaging Company for approximately $16.4 million in cash. The acquisition was structured as an acquisition of substantially all of the assets of Elm by a wholly-owned subsidiary of Tekni-Plex. Elm produces polystyrene foam packaging products such as plates, bowls, trays and hinged-lid containers for the food packaging and foodservice industries. Elm will become part of Tekni-Plex's Industrial Packaging, Products and Materials business segment.

INDUSTRIAL PACKAGING, PRODUCTS AND MATERIALS SEGEMENT

      The Industrial Packaging, Products and Materials segment of our business had revenues of $317.7 million (55.0% total revenues) for the year ended June 28, 2002. Further details of the major markets served by this segment are given below:

PHARMACEUTICAL BLISTER PACKAGING

      We believe that we are a market leader for clear, high-barrier laminations for pharmaceutical blister packaging. These packaging materials are used for fast-acting pharmaceuticals that are generally highly reactive to moisture. Transparent, high-barrier blister packaging is primarily used to protect drugs from moisture vapor infiltration or desiccation. Blister packaging is the preferred packaging form when dispenser handling can affect shelf life or drug efficacy, or when unit dose packaging is needed. Unit dose packaging is being used to improve patient compliance with regard to dosage regimen, and has been identified as the packaging form of choice in addressing child safety aspects of drug packaging. The advantages of transparent blisters, as opposed to opaque foil-based materials manufactured by various competitors, include the ability to visually inspect the contents of the blister and to present the product with maximum confidence.

      We believe the flexible and semi-rigid packaging segment of the pharmaceutical packaging industry is growing at a faster rate than the non-plastics segments because of the generally lower package cost and broader range of functional characteristics of plastic packaging. As a result, the technologies used to manufacture plastic packaging materials continue to develop at a faster pace than those used in the more mature paper, glass, and metal products.

      Our high-barrier blister packaging is sold to major pharmaceutical companies (or their designated contract packagers). We market our full pharmaceutical product line directly on a worldwide basis, and have assembled a global network of sales and marketing personnel on six continents.

      In the clear blister packaging market, we have two principal competitors worldwide with resources equal to or greater than ours. However, we believe that neither of these competitors has the breadth of product offering to match ours, and that this differentiation is significant as viewed by the pharmaceutical industry. Also, the high manufacturing and audit compliance standards imposed by the pharmaceutical companies on their suppliers provide a significant barrier to the entry of new competitors. Entry barriers also arise due to the lengthy and stringent approval process required by pharmaceutical companies. Since approval requires that the drug be tested while packaged in the same packaging materials intended for commercial use, changing materials after approval risks renewed scrutiny by the FDA. The packaging materials for pharmaceutical applications also require special documentation of material sources and uses within the manufacturing process as well as heightened quality assurance measures.

FOAMED EGG CARTONS

      We believe that we are the leading manufacturer of egg cartons in the United States. Thermoformed foam polystyrene packaging has been the material of choice for food packaging cartons for many years. In terms of economic and functional characteristics, foamed polystyrene products offer a combination of high strength, minimum material content and superior moisture barrier performance. Foamed polystyrene products also offer greater dimensional consistency that enhances the high speed mechanical feeding of cartons into automated package filling operations. We sell these products through our direct sales force.

In the egg packaging market, our primary competitor manufactures pulp-based egg cartons. We believe that we compete effectively based on product quality, performance and prompt delivery. Our customer base includes most of the domestic egg packagers (including those owned by egg retailers).


POULTRY AND MEAT PROCESSOR TRAYS

      Our processor tray operations produce thermoformed foam polystyrene poultry and meat processor trays. We are a leading supplier of processor trays to the poultry industry.

      As with egg cartons, thermoformed foam polystyrene has been the material of choice for processor trays for the same reasons noted above.

      Within the polystyrene foam processor tray market, we compete principally with one large competitor, which has significantly greater financial resources than ours and who controls the largest share of this market.


CLOSURE LINERS

      Tekni-Plex is also the leading producer of sophisticated extruded, co-extruded and laminated cap-liners and seals, known as closure liners, for glass and plastic bottles. Closure liners perfect the seal between a container and its closure, for example, between a bottle and its cap. The liner material has become an integral part of the container/closure package. Without the gasketing effect of the liner, most container/closure packages would not be secure enough to protect the contents from contamination or loss of product efficacy.

      We sell these products through our direct sales force primarily to packagers of pharmaceutical, healthcare and food products. We have two principal competitors in North America but also compete with several smaller companies having substantially smaller market shares. However, as a result of the Tri-Seal acquisition, we believe that we offer the widest range of liner materials in the industry. We remain competitive by focusing on product quality, performance and prompt delivery.

MEDICAL TUBING

      We believe we are the leading non-captive supplier of vinyl medical tubing in North America and Europe. We manufacture medical tubing using proprietary plastic extrusion processes. The primary raw materials are proprietary compounds, which we produce. We specialize in high-quality, close tolerance tubing for various surgical procedures and related medical applications. These applications include intravenous ("IV") therapy, hemodialysis therapy, cardio-vascular procedures such as coronary bypass surgery, suction and aspiration products, and urinary drainage and catheter products. New medical tubing products we have developed include microbore tubing and silicone substitute formulations. Microbore tubing can be used to regulate the delivery of critical intravenous fluids without the need for more expensive drip control devices. Medical professionals can precisely control the drug delivery speed simply by selecting the proper (color-coded) diameter tube, thereby improving accuracy and reducing cost. More importantly, as home healthcare trends continue, the use of microbore tubing will help eliminate critical dosage errors on the part of the non-professional caregiver or the patient.

      Medical tubing is sold primarily to manufacturers of medical devices that are packaged specifically for such procedures and applications. These products are sold through direct salespeople. We remain competitive by focusing on product quality, performance and prompt delivery.

MEDICAL GRADE COMPOUNDS

      We believe that we are the leading non-captive producer of high quality vinyl compounds for use in the medical industry. Our chemists work closely with customers to develop compounds that address their specific requirements. Through this custom work, we have introduced a number of breakthroughs to the medical device industry by developing formulations with unique physical characteristics. For example, we recently developed a new family of flexible vinyl compounds designed to replace silicone rubber in a variety of medical tubing and commercial applications.

      These medical-grade materials are sold to leading manufacturers of medical devices and equipment. They are also sold to producers of tubing and, to some extent, to producers of closures for the food and beverage industry. We sell these compounds in worldwide markets directly through our salespeople.

      The market for medical-grade vinyl compounds is highly specialized, and we have one smaller, but significant competitor. For more than 30 years, we have been supplying these specialized vinyl compounds for FDA-regulated applications. We believe that we compete effectively based on product quality, performance and prompt delivery.

SPECIALTY VINYL RESINS

      Tekni-Plex manufactures specialty vinyl resins, with an annual production capacity of 100 million pounds. We employ specialized technology to produce dispersion, blending, and copolymer suspension resins for use by suppliers to a variety of industries, including floor covering, automotive sealants and adhesives, coil coatings, medical device materials, plastisol compounding and vinyl packaging.

      We sell these products through our direct sales force as well as through independent sales representatives. We compete with a number of large chemical companies offering greater breadth of products. However, we believe that we are building a relatively unique position in the specialty resins market by offering customized products for niche markets that the larger producers do not serve. We provide individual customer service and the highest standards of quality.

CONSUMER PACKAGING AND PRODUCTS

      The Consumer Packaging and Products segment of our business had revenues of $260.1 million (45.0% of total revenues) for the year ended June 28, 2002. Further details of the major markets served by this segment are given below:

GARDEN AND IRRIGATION HOSE PRODUCTS

      We believe that we are the leading producer of garden hose in North America. We have produced garden hose products for over fifty years, and produce its primary components internally, including proprietary material formulations and brass couplings. Innovations have included the patented Colorite(R) Evenflow(R) design and ultra high quality product lines that utilize medical-grade plastics. We also manufacture specialty hose products such as air hose and irrigator "soaker hose".

      We sell these products primarily through our direct salespeople and also through independent representatives. Both private label and brand-name products are sold to the retail market, primarily to home centers, hardware cooperatives, food, automotive, drug and mass merchandising chains and catalog companies throughout the United States and Canada. Our customers include some of the fastest growing and the most widely respected retail chains in North America. Our market strategy is to provide a complete line of innovative, high-quality products along with superior customer service.

      The garden hose business is highly seasonal with approximately 75% of sales occurring in the spring and early summer months. This seasonality tends to have an impact on the Company's financial results from quarter to quarter.

PRECISION TUBING AND GASKETS

      Our precision tubing products are manufactured at extremely high speeds while holding to precise tolerances. The process enhancements that allow simultaneous high speed and precision are proprietary to us. The precision rubber gasket products, which we have manufactured for over fifty years, are produced using proprietary formulations. These formulations are designed to provide consistent functional performance throughout the entire shelf life of the product by incorporating chemical resistance characteristics appropriate to the fluid being packaged. For example, we have developed unique formulations that virtually eliminate contamination of the products packaged in spray dispensers. This has greatly expanded the use of these dispensers for personal hygiene products, foods, and fragrances. The Company has also developed proprietary methods for achieving extremely accurate thickness control, superior surface finish, and the elimination of internal imperfections prevalent in other processing methods.

      Our precision tubing and gaskets product line is sold primarily to manufacturers of aerosol valves, dispenser pumps, and writing instruments. Sales to the aerosol valve and dispenser pump industries consist primarily of dip tubes, which transmit the contents of the container to the nozzle, and specialized molded or punched rubber-based valve gaskets that serve to control the release of the product from the container. Writing instrument products include pen barrels and ink tubing as well as ink reservoirs for felt-tip pens. These products are sold throughout the United States and Europe, as well as selected worldwide markets. Sales are made through our direct sales force. We believe that we are the leading precision tubing extruder in North America, and the leading supplier of aerosol valve and dispenser pump gaskets worldwide.

      We are the single-source supplier to much of the industry. The principal competitive pressure in this product line is the possibility of customers switching to internal production, or vertical integration. To counteract this possibility, the Company focuses on product quality, cost reduction, prompt delivery, technical service and innovation.

PATENTS AND TRADEMARKS

      The Company seeks to protect its proprietary know-how through the application of patent and trademark laws. However, in the opinion of management, none of its patents or trademarks are material to its operations.

RESEARCH AND DEVELOPMENT

      The Company employs certain professionals who, along with other responsibilities, are engaged in research relating to the development of new products and to the improvement of existing products and processes. The Company works closely with certain clients to develop and improve certain products and product lines. Much of this product development is either funded by clients or its cost is absorbed in the Company's manufacturing cost of sales, and therefore is not reflected as research and development expense.

SALES, MARKETING AND CUSTOMERS

      Excluding customer service representatives, as of June 28, 2002, we had a total of 44 direct sales and marketing personnel covering both our domestic and international businesses. There were also commissioned independent sales representatives (not direct employees of Tekni-Plex) providing additional coverage.

      Overall customer concentration is low with no customer accounting for more than 10% of total sales and the top ten customers generating less than 32.3% of sales for the year ended June 28, 2002.

MANUFACTURING

      As of June 28, 2002 we had strategically located manufacturing facilities throughout North America and Europe, totaling over 5.1 million square feet of floor space.

      We utilize many proprietary material formulations throughout our operations. These formulations provide superior processing and end-product performance characteristics, giving us a competitive edge across many of our businesses. Typically, these proprietary material formulations are protected by trade secret, as opposed to patents which, we believe, would be a less effective approach to maintaining our competitive edge.

      We utilize many proprietary, highly efficient manufacturing processes, developed by our own engineering staffs throughout our operations. We believe these processes allow us to make products with superior dimensional tolerances at higher speeds with lower waste factors than our competitors.

      Our various business units routinely share technological information regarding process and material formulation improvements, and actively seek new synergistic applications for newly developed technologies throughout our company.

RAW MATERIALS

      We purchase raw materials from several sources that differ for each product line. We use commodity petrochemicals, primarily polyvinyl chloride, polystyrene, vinyl chloride monomer, polypropylene and polyethylene. All of these materials are widely available from numerous sources and we currently purchase them from multiple suppliers. This diversity of raw material suppliers, as well as the availability of alternative suppliers, has the effect of reducing our overall risk related to any one supplier.

      In the past we have generally been able to pass on raw materials cost increases to customers on a relatively timely basis. The exception has been garden hose products, the prices for which are typically set annually in advance of each season. To the extent that raw material costs increase more than anticipated, these additional costs generally cannot be passed on during that season. Conversely, we benefit from any decrease in raw material costs after garden hose prices have been set for the upcoming selling season.

INTELLECTUAL PROPERTY

      We primarily rely on confidentiality agreements contained in our employment applications and the restriction of access to our plants and confidential information to safeguard our proprietary technology. Although we also file and register patents and trademarks, we do not believe that any of our patents or trademarks is material to our operations.

EMPLOYEES

      As of June 28, 2002, the Company employed approximately 3,090 full-time employees. Approximately 33% of all employees are represented by various collective bargaining agreements that expire between August 2003 and March 2006.

ITEM 2. FACILITIES

      The Company believes that its facilities are suitable for their purposes and have sufficient productive capacity for its current and foreseeable operational and administrative needs. Set forth below is a list and brief description of all of the Company's offices and facilities, all of which are owned unless otherwise indicated.

                                                                                       APPROXIMATE
LOCATION                                    PRIMARY FUNCTION                           SQUARE FEET
--------                                    ----------------                           -----------
Alliance, Ohio (5)                          Sales Offices                                 1,300
Auburn, Maine (4)                           Manufacturing                                24,000
Belfast, Northern Ireland                   Manufacturing                                47,580
Blauvelt, New York (8)                      Manufacturing                                56,400
Burlington, New Jersey                      Manufacturing                               124,000
Bucyrus, Ohio                               Manufacturing                               587,649
Bucyrus, Ohio (3)                           Warehouse                                   150,000
Buenos Aires, Argentina (3)                 Manufacturing and warehouse                  15,500
Cambridge, Ontario, Canada                  Manufacturing                                25,000
City of Industry, California (4)            Manufacturing                               110,000
Clayton, North Carolina                     Manufacturing                                76,000
Clinton, Illinois                           Manufacturing                                69,000
Columbus, Ohio (5)                          Sales Offices                                 5,830
Coppell, Texas (6)                          Executive Offices                             3,125
Dallas, Texas                               Manufacturing                               139,000
Dalton, Georgia                             Manufacturing                                40,000
Decatur, Indiana                            Manufacturing                               187,000
East Farmingdale, New York (2)              Manufacturing                                56,556
Erembodegem (Aalst), Belgium                Manufacturing                               125,667
Flemington, New Jersey                      Manufacturing                               145,000
Fullerton, California (3)                   Manufacturing and warehouse                 109,750
Harrison, New Jersey (7)                    Warehouse                                   135,501
Lawrenceville, Georgia                      Manufacturing                               150,000
Lawrenceville, Georgia (3)                  Warehouse                                    39,195
Livonia, Michigan (3)                       Manufacturing                                60,000
McKenzie, Tennessee                         Manufacturing and warehouse                  60,000
Memphis, Tennessee (8)                      Manufacturing and warehouse                 149,800
Memphis, Tennessee (4)                      Warehouse                                    50,000
Milan (Gaggiano), Italy (6)                 Warehouse                                    12,920
Milan (Gaggiano), Italy (6)                 Manufacturing                                14,900
Milan (Gaggiano), Italy                     Manufacturing                                25,800
Milan (Rosate), Italy (2)                   Manufacturing                                24,000
Mississauga, Ontario, Canada (10)           Manufacturing                               111,570
Mississauga, Ontario, Canada (4)            Manufacturing                               126,650
Piscataway, New Jersey (2)                  Manufacturing                               155,000
Ridgefield, New Jersey                      Manufacturing                               330,000
Rockaway, New Jersey                        Manufacturing                                90,550
Schaumburg, Illinois (12)                   Manufacturing                                59,100
Schiller Park, Illinois                     Manufacturing                                15,232
Shelby, Ohio (3)                            Warehouse                                   350,000
Singapore (3)                               Sales Office                                    550
Somerville, New Jersey                      Manufacturing                               172,000
Sparks, Nevada (9)                          Manufacturing                               448,000
Tonawanda, New York (3)                     Manufacturing                                32,000

                                                                                       APPROXIMATE
LOCATION                                    PRIMARY FUNCTION                           SQUARE FEET
--------                                    ----------------                           -----------
Troy, Ohio (8)                              Manufacturing and warehouse                 200,000
Waco, Texas                                 Manufacturing                               104,600
Wenatchee, Washington                       Manufacturing                                97,000
Wenatchee, Washington (3)                   Warehouse                                    26,200
Wenatchee, Washington (1)                   Warehouse                                     8,000

----------

(Years relate to calendar years)
(1)   Leased on a month-to-month basis.
(2)   Lease expires in 2002.
(3)   Lease expires in 2003.
(4)   Lease expires in 2004.
(5)   Lease expires in 2005.
(6)   Lease expires in 2006.
(7)   Lease expires in 2007.
(8)   Lease expires in 2008.
(9)   Lease expires in 2012.
(10)  Lease expires in 2015.
(11)  Lease expires in 2019.
(12)  Lease expires in 2020.


ITEM 3. LEGAL PROCEEDINGS AND ENVIRONMENTAL MATTERS

      We are regularly involved in legal proceedings arising in the ordinary course of business, none of which are currently expected to have a material adverse effect on our businesses, financial condition or results of operation.

      Like similar companies, our facilities, operations and properties are subject to foreign, federal, state, provincial and local laws and regulations relating to, among other things, emissions to air, discharges to water, the generation, handling, storage, transportation and disposal of hazardous and non-hazardous materials and wastes and the health and safety of employees. We maintain a primary commitment to employee health and safety, and environmental responsibility. Our intention and policy are to be at all times a responsible corporate citizen.

      Our management includes a Director of Environmental Affairs who is responsible for compliance with all foreign, federal, state and local laws and regulations relating to the environment, and health and safety. This director performs internal auditing procedures and provides direction to all local facility managers in the compliance areas. The Director of Environmental Affairs and our President direct outside environmental counsel and outside environmental consulting firms to ensure that regulations are properly interpreted and reporting requirements are met.

      We are also subject to environmental laws requiring the investigation and cleanup of environmental contamination. Currently, we are remediating contamination resulting from past industrial activity at three of our New Jersey facilities which we acquired from PureTec in 1998. This remediation is being conducted pursuant to the requirements of New Jersey's Industrial Site Recovery Act which were triggered by the 1998 PureTec transaction. We believe that any costs ultimately borne by us in connection with this remediation would not be material.

      Although we believe that, based on historical experience, the costs of achieving and maintaining compliance with environmental laws and regulations are unlikely to have a material adverse effect on our business, financial condition or results of operations, it is possible that we could incur significant fines, penalties, capital costs or other liabilities associated with any confirmed noncompliance or remediation of contamination or natural resource damage liability at or related to any of our current or former facilities, the precise nature of which we cannot now predict.

Furthermore, we cannot assure you that future environmental laws or regulations will not require substantial expenditures by us or significant modifications of our operations.

                                     PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED SECURITY HOLDER
        MATTERS

      Not Applicable.

ITEM 6. SELECTED FINANCIAL DATA

                             (Dollars in thousands)

      The following table sets forth selected historical consolidated financial information of the Company, and has been derived from and should be read in conjunction with the Company's audited consolidated financial statements, including the notes thereto, which appear elsewhere herein.

                                                                                      YEARS ENDED
                                                                                      -----------
                                                     JULY 3,        JULY 2,       JUNE 30,       JUNE 29,       JUNE 28,
                                                      1998           1999           2000           2001           2002
                                                      ----           ----           ----           ----           ----
INCOME STATEMENT DATA:
Net sales                                          $ 316,332      $ 507,314      $ 524,817      $ 525,837      $ 577,749
Cost of goods sold                                   239,234        376,370        394,480        399,836        430,457
Gross profit                                          77,098        130,944        130,337        126,001        147,292
Selling, general and administrative expenses          39,220         62,534         58,343         60,999         69,444
Income from operations                                37,878         68,410         71,994         65,002         77,848
Interest expense, net                                 19,682         38,977         38,447         76,569         70,934
Unrealized loss on derivative contracts                   --             --             --         13,891          7,830
Other expense (income)                                   415            286          4,705            605             (6)
Pre-tax income (loss) before extraordinary item       17,781         29,147         28,842        (26,063)          (910)
Income tax provision (benefit)                         9,112         14,150         14,436         (7,069)         5,677
Income before extraordinary item                       8,669         14,997         14,406        (18,994)        (6,587)
Extraordinary item (loss)(b)                              --             --        (35,374)            --             --
Net income (loss)                                  $   8,669      $  14,997      $ (20,968)     $ (18,994)     $  (6,587)

BALANCE SHEET DATA (at period end):
Working capital                                    $  84,897      $ 101,445      $ 145,879      $ 199,129      $ 216,919
Total Assets                                         539,279        559,436        574,789        621,494        700,153
Total debt (including current portion)               401,905        416,394        651,593        678,150        692,821
Stockholders' equity (deficit)                        38,673         52,297       (149,150)      (134,697)       (91,111)

OTHER FINANCIAL DATA:
Depreciation and amortization                      $  17,249      $  35,343      $  34,748      $  37,670      $  39,863
Capital expenditures                                   7,283         12,950         16,258         17,116         24,653
Cash flows:
From operations                                       29,009         38,794          9,485         (3,266)         7,922
From investing                                      (310,672)       (58,089)       (16,905)       (26,777)       (88,446)
From financing                                       299,926         12,057         (1,687)        62,180         64,092

NON-GAAP FINANCIAL DATA:
Adjusted EBITDA(a)                                 $  54,479      $ 101,681      $ 100,527      $ 100,064      $ 115,556
Adjusted EBITDA margin(a)                               17.2%          20.0%          19.2%          19.0%          20.0%

      (a) Adjusted EBITDA is defined as earnings before interest, unrealized loss on derivative contracts, income taxes, depreciation and amortization. Adjusted EBITDA is presented because it is a widely accepted financial indicator of the Company's ability to incur and service debt. However, Adjusted EBITDA should not be considered in isolation as a substitute for net income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, this measure of Adjusted EBITDA may not be comparable to similar measures reported by other companies. Adjusted EBITDA margin is calculated as the ratio of Adjusted EBITDA to net sales for the period.

      (b) Net loss for the year ended June 30, 2000 includes an extraordinary loss of approximately $35,374. The extraordinary loss is comprised of prepayment penalties and other interest costs of $39,303, the write-off of deferred financing costs of $16,696 and other fees of $1,325, net of a tax benefit of $21,950.

ITEM   7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
          RESULTS OF OPERATIONS.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

      You should read the following discussion and analysis in conjunction with the "Selected Historical Financial Information" and the Financial Statements included elsewhere in this Annual Report. The table below sets forth, for the periods indicated, selected operating data as a percentage of net sales.

                         SELECTED FINANCIAL INFORMATION
                            (PERCENTAGE OF NET SALES)

                                                                YEAR ENDED
                                            JUNE 30, 2000      JUNE 29, 2001      JUNE 28, 2002
                                            -------------      -------------      -------------
Net sales                                       100.0%             100.0%             100.0%
Cost of sales                                    75.2               76.0               74.5
Gross profit                                     24.8               24.0               25.5
Selling, general and administrative expenses     11.1               11.6               12.0
Income from operations                           13.7               12.4               13.5
Interest expense                                  7.3               14.6               12.3
Provision (Benefit) for income taxes              2.8               (1.3)               1.0
Income (loss) before extraordinary item           2.7               (3.6)              (1.1)
Extraordinary item (loss)                        (6.7)                --                 --
Net income (loss)                                (4.0)              (3.6)              (1.1)
Depreciation and amortization                     6.6                7.2                6.9

YEAR ENDED JUNE 28, 2002 COMPARED TO THE YEAR ENDED JUNE 29, 2001

      Net Sales, increased to $577.7 million for the year ended June 28, 2002 from $525.8 million for the year ended June 29, 2001, representing an increase of $51.9 million or 9.9% due to the inclusion of sales generated by our Swan acquisition which closed in October 2001. Our increased sales were tempered somewhat by disappointing revenue in our garden hose business due to unusually adverse weather conditions in the June quarter, particularly along the East Coast, as well as continued softness in demand for our pharmaceutical blister packaging products due to a slowdown in new drug introductions in the United States.

      Our Industrial Segment reported a 1.9% decline in Net Sales to $317.7 million in the fiscal year ended June 28, 2002 compared to $323.8 million in the fiscal year ended June 29, 2001. The decline was the result of continued softness in sales to healthcare customers due to the general slowdown in new drug introductions by our pharmaceutical customers compared to recent historical norms. Our Consumer Segment's Net Sales increased by $58.1 million or 28.7%, to $260.1 million from $202.0 million last year, primarily due to our Swan acquisition.

      Cost of Goods Sold, increased to $430.5 million for the year ended June 28, 2002 from $399.8 million for the year ended June 29, 2001. Expressed as a percentage of Net Sales, Cost of Goods Sold decreased to 74.5% for the year ended June 28, 2002 compared to 76.0% for the year ended June 29, 2001. The decrease in Cost of Goods Sold as a percentage of Net Sales was due primarily to lower raw material costs.

      Gross Profit, as a result, increased to $147.3 million for the year ended June 28, 2002 from $126.0 million for the year ended June 29, 2001. The ratio of Gross Profit to Net Sales increased to 25.5% for the year ended June 28, 2002 from 24.0% for the year ended June 29, 2001.


      Our Industrial Segment Gross Profit increased by $3.8 million to $74.3 million from $70.6 million in the fiscal year ending June 28, 2002 primarily due to lower raw material costs and improved operating efficiencies. Measured as a percentage of Net Sales our Industrial Segment Gross Profit increased to 23.4% for the year ended June 28, 2002 from 21.8% for the year ended June 29, 2001. Our Consumer Segment Gross Profit increased by $17.5 million to $73.0 million from $55.4 million in the fiscal year ending June 28, 2002 primarily due to our Swan acquisition. Measured as a percentage of Net Sales our Consumer Segment Gross Profit increased to 28.1% for the year ended June 28, 2002 from 27.5% for the year ended June 29, 2001.

      Selling, General and Administrative Expenses increased to $69.4 million for the year ended June 28, 2002 from $61.0 million for the year ended June 29, 2001 primarily due to the inclusion of expenses associated with our Swan acquisition. The resultant ratio to Net Sales increased to 12.0% for the year ended June 28, 2002 from 11.6% for the year ended June 29, 2001.

      Operating Profit, as a result of the above, increased to $77.8 million or 13.5% of Net Sales for the year ended June 28, 2002 from $65.0 million or 12.4% of Net Sales for the year ended June 29, 2001.

      Our Industrial Segment Operating Profit increased by $4.9 million or 12.0% to $45.6 million from $40.7 million last year, primarily due to lower raw material costs and improved operating efficiencies. Measured as a percentage of Net Sales, Industrial Segment Operating Profit improved to 14.4% in the year ended June 28, 2002 compared to 12.6% in the previous year. Our Consumer Segment Operating Profit increased by $12.2 million or 33.0% to $49.1 million from $36.9 million in the year ended June 28, 2002, primarily due to our Swan acquisition. Measured as a percentage of Net Sales, Consumer Segment Operating Profit improved to 18.9% from 18.3% last year.

      Interest Expense, decreased to $70.9 million for the fiscal year ending June 28, 2002 from $76.6 million for the fiscal year ending June 29, 2001 primarily due to lower average interest rates on our floating rate debt. The unrealized loss on derivative obligations decreased to $7.8 million in the current fiscal year compared to a loss of $13.9 million in the previous fiscal year.

      The provision (benefit) for income taxes increased to $5.7 million from a benefit of ($7.1) due to improved earnings. The provision for the year ended June 28, 2002 differs from the amount computed by applying the Federal statutory rate, primarily due to non-deductible goodwill, $3.6 million and the effect of state income taxes $1.4 million.

      Net Income (loss), as a result, was a loss of ($6.6) million or (1.1%) of net sales for the fiscal year ending June 28, 2002 compared to a loss of ($19.0) million or (3.6%) of net sales for the year ending June 29, 2001.

Depreciation and Amortization Expense, increased to 39.9 million or 6.9% of net sales for the fiscal year ending June 28, 2002 from $37.7 million or 7.2% of net sales for the fiscal year ending June 29, 2001 due to our Swan acquisition.


YEAR ENDED JUNE 29, 2001 COMPARED TO YEAR ENDED JUNE 30 2000

      Net Sales, increased to $525.8 million for the year ended June 29, 2001 from $524.8 million for the year ended June 30, 2000, representing an increase of $1.0 million or 0.2%. Sales increases in our Food and Consumer businesses were generally offset by weaker sales in our Healthcare and Specialty Resins businesses. Healthcare sales were down because of generally soft economic conditions and inventory de-stocking by some of our customers. Sales of our Specialty Resins segment were down as we continue to reposition this business in both markets and products.

      Cost of Goods Sold, increased to $399.8 million for the year ended June 29, 2001 from $394.5 million for the year ended June 30, 2000. Expressed as a percentage of Net Sales, Cost of Goods Sold increased to 76.0% for the year ended June 29, 2001 compared to 75.2% for the year ended June 30, 2000. The increase in Cost of Goods Sold as a percentage of Net Sales was due primarily to raw material costs, which rose rapidly in the early part of the year before trending down over the remainder of the year.

      Gross Profit, as a result, fell to $126.0 million for the year ended June 29, 2001 from $130.3 million for the year ended June 30, 2000. The ratio of Gross Profit to Net Sales decreased to 24.0% for the year ended June 29, 2001 from 24.8% for the year ended June 30, 2000.

      Selling, General and Administrative Expenses, increased to $61.0 million for the year ended June 29, 2001 from $58.3 million for the year ended June 30, 2000, an increase of $2.7 million or 4.6%. This increase reflects general cost of living increases for our salaried personnel as well as the Selling, General and Administrative expenses associated with our Super Plastics acquisition. The resultant ratio to Net Sales increased to 11.6% for the year ended June 29, 2001 from 11.1% for the year ended June 30, 2000.

      Operating Profit, as a result of the above, decreased to $65.0 million or 12.4% for the year ended June 29, 2001 from $72.0 million or 13.7% for the year ended June 30, 2000.

      Other Expenses, decreased to $0.6 million for the year ended June 29, 2001 from $4.7 million for the year ended June 29, 2000 primarily due to non-recurring expenses associated with the recapitalization. The year ended June 30, 2000 included approximately $4.0 million of non-recurring expenses associated with the recapitalization.

      Interest Expense, increased to $76.6 million for the fiscal year ending June 29, 2001 from $38.4 million for the fiscal year ending June 30, 2000 primarily due to increased debt associated with the recapitalization. The Company has also incurred an unrealized loss of $13.9 million from derivative contracts for the year ended June 29, 2001. The Company had no similar gains or losses for the year ended June 30, 2000.

      The ratio of the provision (benefit) for income taxes to income (loss) before income taxes was 27.1% for the year ended June 29, 2001 compared to 50.1% for the year ending June 30, 2000. The decrease in the effective rate for the year ended June 29, 2001 is due to non-deductible goodwill and other permanent differences in foreign subsidiaries.

      Net Income (loss), as a result, was a loss of ($19) million or (3.6%) of net sales for the fiscal year ending June 29, 2001 compared to a loss of ($21.0) million or (4.0%) of net sales after an extraordinary charge of ($35.4) million for the year ending June 30, 2000.

      Depreciation and Amortization Expense, increased to 37.7 million or 7.2% of net sales for the fiscal year ending June 29, 2001 from $34.7 million or 6.6% of net sales for the fiscal year ending June 30, 2000 due to increased depreciation and amortization expense primarily associated with our Super Plastics acquisition.

LIQUIDITY AND CAPITAL RESOURCES

      For the year ended June 28, 2002, net cash provided by operating activities was $7.9 million compared to ($3.3) million of cash used by operating activities in the prior year. The $11.2 million increase was due primarily to improved profitability as well as lower inventories before accounting for the impact of our Swan acquisition. These improvements more than offset an increase in accounts receivable in our Consumer Segment that accompanied a shift in the buying patterns of this segment's customers. Various year-over-year changes in operating assets, accrued expenses, and liabilities are generally due to offsetting timing differences.

      Working capital at June 28, 2002 was $216.9 million compared to $199.1 million at June 29, 2001 primarily due to our Swan acquisition.

      As of June 28, 2002, we had an outstanding balance of $46.0 million under our $100.0 million revolving credit line of our existing credit facility. This was a decrease of $19.0 million from the $65.0 million outstanding balance as of June 29, 2001. The decrease in revolver borrowings was primarily due to the application of the proceeds from our $40 million senior subordinated notes offering to pay down revolver borrowings. As of June 28, 2002 we had $28.2 million of cash compared to $44.6 million of cash as of June 29, 2001. Our cash balance at the end of our 2002 fiscal year was positively impacted by the senior subordinated notes offering we completed in May. The large cash balance at the end of our 2001 fiscal year was primarily due to the $30 million equity capital contribution that was made in June of 2001 to partially finance our Swan acquisition.

      As of June 28, 2002, we had $54.0 million undrawn and available under our revolving credit facility to fund ongoing general corporate and working capital requirements. In addition, as part of the recapitalization, our new equity investors agreed to contribute to Tekni-Plex Partners $269.6 million in the aggregate, of which $167.0 million was used to purchase interests of certain previous Tekni-Plex investors. An additional $85.0 million was used to finance acquisitions, including the acquisition of Elm Packaging which closed in July 2002. Tekni-Plex Management, the managing member of Tekni-Plex Partners, may for at least five years from the recapitalization, call upon the remainder of the commitment, $17.6 million, for our future use for general corporate purposes, including acquisitions.

      Apart from acquisitions, our principal uses of cash will be debt service, capital expenditures and working capital requirements. Our capital expenditures for the year ended June 28, 2002 and June 29, 2001 were $24.7 million and $17.1 million, respectively. We expect that annual capital expenditures will increase somewhat from historical levels during the next few years as we make improvements in our recently acquired operations.

      Management believes that cash generated from operations plus funds from our existing credit facility will be sufficient to meet our expected debt service requirements, planned capital expenditures and operating needs. However, we cannot assure you that sufficient funds will be available from operations or borrowings under our credit facility to meet our anticipated cash needs. To the extent we pursue future acquisitions, we may be required to obtain additional financing. We cannot assure you that we will be able to obtain such financing in amounts and on terms acceptable to us. The terms of the notes and the credit facility each include various covenants that limit our ability to incur additional debt.

At June 28, 2002, the Company's contractual obligations for borrowings are as follows:

                                       Long-term                               Total
Payments Due by Period                    Debt            Leases           (in millions)
----------------------------------------------------------------------------------------
Less than 1 year                         $ 13.4           $ 7.9               $ 21.3

Year 2                                     12.9             5.7                 18.6

Year 3                                     37.9             4.3                 42.2

Year 4                                     83.9             4.1                 88.0

Year 5                                    115.0             4.0                119.0

After 5 years                             432.1            14.7                446.8

Critical Accounting Policies

      The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States. Preparing financial statements in accordance with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The following paragraphs include a discussion of some critical areas where estimates are required. You should also review Note 1 to the financial statements for further discussion of significant accounting policies.

      The Company records revenue when products are shipped. Legal title and risk of loss with respect to the products pass to customers at the point of shipment. The Company provides an allowance for returned product and volume sales rebates on an estimated basis.

      The Company evaluates its long-lived assets for impairment based on the undiscounted future cash flows of such assets. If a long-lived asset is identified as impaired, the value of the asset will be reduced to its fair value.

NEW ACCOUNTING PRONOUNCEMENTS

      In June 2001, the Financial Accounting Standards Board finalized FASB Statements No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

      SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

      The Company's previous business combinations were accounted for using the purchase method. As of June 28, 2002, the net carrying amount of goodwill for acquisitions prior to July 1, 2001 is $164,100 and other intangible assets is $600. Amortization expense during the period ended June 28, 2002 was $15,500 related to those acquisitions. The acquisition of the Swan garden hose division of Mark IV Industries, Inc. was accounted for as a purchase. The acquisition resulted in customer lists and goodwill of $3,900 and $38,200 respectively. In accordance with SFAS 142, the Swan goodwill is not being amortized. Amortization of customer lists was approximately $600 for the year ended June 28, 2002. Currently, the Company is assessing, but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

      In August 2001, the FASB issued FASB Statement No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets ("SFAS 144"). The new guidance resolves significant implementation issues related to FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"). SFAS 144 supersedes SFAS 121, but it retains its fundamental provisions. It also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. SFAS 144 retains the requirement of SFAS 121 to recognize an impairment loss only if the carrying amount of a long-lived asset within the scope of SFAS 144 is not recoverable from its undiscounted cash flows and exceeds its fair value.

      SFAS 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, with early application encouraged. The provisions of SFAS 144 generally are to be applied prospectively. The Company is currently assessing the impact SFAS 144 will have on its financial position and results of operations.

      In July 2002, the FASB issued SFAS No. 146, Accounting for Restructuring Costs. SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value. SFAS 146 will require a company to disclose information about its exit and disposal activities, the related costs, and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company cannot restate its previously issued financial statements and the new Statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.


INFLATION

      During the closing months of fiscal year 2002, we contended with rising raw material prices. We believe we have generally been able to offset the effects thereof through continuing improvements in operating efficiencies and by increasing prices to our customers to the extent permitted by competitive factors. However, we cannot assure you that such cost increases can be passed through to our customers in the future or that the effects can be offset by further improvements in operating efficiencies.

ITEM   7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          The market risk inherent in the Company's financial instruments and positions represents the potential loss arising from adverse changes in interest rates. At June 28, 2002 and June 29, 2001 the principal amount of the Company's aggregate outstanding variable rate indebtedness was $375,120 and $401,560 respectively. A hypothetical 1% adverse change in interest rates would have had an annualized unfavorable impact of approximately $1,304 and $4,000, respectively, on the Company's earnings and cash flows based upon these year-end debt levels. To ameliorate these risks, in June 2000, the Company entered into interest rate Swap and Cap Agreements for a notional amount of $344,000.

ITEM   8. FINANCIAL STATEMENTS

          The financial statements commence on Page F-1.

ITEM   9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
          FINANCIAL DISCLOSURE

          None

                                    PART III

ITEM   10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     Our current directors and executive officers are listed below. Each director is elected at the annual meeting of the stockholders of Tekni-Plex to serve a one year term until the next annual meeting or until a successor is elected and qualified, or until his earlier resignation. Each executive officer holds his office until a successor is chosen and qualified or until his earlier resignation or removal. Pursuant to our by-laws, we indemnify our officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware and our certificate of incorporation.

     The board of directors is composed of six directors. A nominating committee composed of Dr. Smith and Mr. Cronin designate two directors, Dr. Smith designates three directors, and Mr. Cronin designates one director. Directors may only be removed for cause or at the request of the person entitled to designate that director.

NAME                              AGE                      POSITION
Dr. F. Patrick Smith........     54       Chairman of the Board and Chief Executive Officer
Kenneth W.R. Baker..........     58       President, Chief Operating Officer and Director
Arthur P. Witt..............     72       Corporate Secretary and Director
John S. Geer................     56       Director
J. Andrew McWethy...........     61       Director
Michael F. Cronin...........     48       Director

     Dr. F. Patrick Smith has been Chairman of the Board and Chief Executive Officer of Tekni-Plex since March 1994. He received his doctorate degree in chemical engineering from Texas A&M University in 1975. He served as Senior Chemical Engineer to Texas Eastman Company, a wholly owned chemical and plastics subsidiary of Eastman Kodak, where he developed new grades of polyolefin resins and hot melt and pressure sensitive adhesives. In 1979, he became Technical Manager of the Petrochemicals and Plastics Division of Cities Service Company, and a Member of the Business Steering Committee of that division. From 1982 to 1984, Dr. Smith was Vice President of R&D and Marketing for Guardian Packaging Corporation, a diversified flexible packaging company. Thereafter, he joined Lily-Tulip, Inc. and managed their research and marketing functions before becoming Senior Vice President of Manufacturing and Technology. Following the acquisition of Lily-Tulip by Fort Howard Corporation in 1986, he became the Corporate Vice President of Fort Howard, responsible for the manufacturing and technical functions of the combined Sweetheart Products and Lily-Tulip operations. From 1987 to 1990, Dr. Smith was Chairman and Chief Executive Officer of WFP Corporation. Since 1990, Dr. Smith has been a principal of Brazos Financial Group, a business consulting firm. Since 2000, Dr. Smith has been a general partner of Eastport Operating Partners L.P.

     Kenneth W.R. Baker has served as Tekni-Plex Chief Operating Officer since April 1994 and as President since July 1995. Mr. Baker served in various management roles including systems development, finance, industrial engineering, research and development, and manufacturing operations at Owens-Illinois, Inc. and Lily-Tulip, Inc. from 1965 to 1985. From 1986 to 1987, he served as Vice President, Operations at Fort Howard Cup Corporation. In 1987, Mr. Baker joined WFP Corporation, Inc. as Senior Vice President, Operations and eventually became the company's President and CEO before leaving the company in 1992. Thereafter, Mr. Baker became Vice President, Research and Development at the Molded Products Division of Carlisle Plastics, Inc. until joining Tekni-Plex in 1994.

Arthur P. Witt has been a director of Tekni-Plex since March 1994 and was appointed Secretary in January 1997. Since July 1989, he has been president of PAJ Investments which is involved in financial consulting and property management. Over the same period, Mr. Witt also served as a temporary chief financial officer for WFP Corporation and Flexible Technology. Prior to 1989, Mr. Witt served in a number of senior management positions for companies such as Lily-Tulip, Inc., BMC Industries and Fort Howard Paper Co.

     John S. Geer has served as a director of Tekni-Plex since June 2000. He is a partner of Mellon Ventures, Inc., having joined Mellon in 1997. Previously, Mr. Geer was senior vice president of Security Pacific Capital Corp. He has served on 20 boards of directors of emerging growth and middle market companies.

     J. Andrew McWethy has served as a director of Tekni-Plex since March 1994. He co-founded and managed MST Partners L.P., a private equity investment fund, from 1989 to 2000. In 2000, Mr. McWethy co-founded Eastport Operating Partners, L.P., a private equity investment fund that he continues to manage. Prior to 1989, Mr. McWethy was employed by Irving Trust Company for 12 years.

     Michael F. Cronin has served as a director of Tekni-Plex since March 1994. He has invested in emerging growth companies and various industrial and service businesses since 1978. Since June 1991, Mr. Cronin has been a general partner of Weston Presidio Capital.

COMPENSATION OF DIRECTORS

     Tekni-Plex reimburses directors for any reasonable out-of-pocket expenses incurred by them in connection with services provided in such capacity. In addition, each director is paid an annual fee of $50,000.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the remuneration paid by Tekni-Plex to the Chief Executive Officer and the two next most highly compensated executive officers of Tekni-Plex

                           SUMMARY COMPENSATION TABLE

                                              FISCAL                                      STOCK     OTHER ANNUAL
NAME & PRINCIPAL POSITION                      YEAR            SALARY         BONUS      OPTIONS   COMPENSATION(A)
-------------------------                      ----            ------         -----      -------   ---------------
Dr. F. Patrick Smith,..................         2002        $ 5,500,000      $   --          --     $       16,000
Chairman and Chief Executive Officer            2001          5,000,000          --          --             16,000
                                                2000          1,200,000      4,622,100       --             16,000

Mr. Kenneth W.R. Baker,................         2001        $ 2,750,000      $   --          --      $       9,000
President and Chief Operating Officer           2000          2,500,000          --          --              9,000
                                                1999            600,000      2,311,050       --              9,000

Mr. James E. Condon......................       2002        $   341,030      $   --       $  --      $       7,200
Vice President and Chief Financial Officer      2001            122,308          --        254,000           7,200
                                                2000                 --          --          --                 --

(a) Includes amounts reimbursed during the fiscal year for payment of taxes, auto expense, membership fees, etc.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL            POTENTIAL
                                                                                             REALIZABLE           REALIZABLE
                                            PERCENT OF                                          VALUE AT             VALUE AT
                                               TOTAL                                         ASSUMED ANNUAL       ASSUMED ANNUAL
                            NUMBER OF        OPTIONS/         EXERCISE                          RATES OF             RATES OF
                           SECURITIES      SARS GRANTED        OR BASE                         STOCK PRICE          STOCK PRICE
                           UNDERLYING      TO EMPLOYEES         PRICE                         APPRECIATION       APPRECIATION FOR
                            OPTIONS/         IN FISCAL           PER          EXPIRATION     FOR OPTION TERM      FOR OPTION TERM
NAME                      SARS GRANTED         YEAR             SHARE            DATE              5%                   10%
----                      ------------         ----             -----            ----              --                   ---
                                                               ($000)                            ($000)               ($000)
Dr. F. Patrick Smith.....           --            --%              --               --               --                    --
Kenneth W.R. Baker.......           --            --%              --               --               --                    --
James E. Condon..........           --            --%              --               --               --                    --

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                NUMBER OF
                                                                                                SECURITIES       VALUE ($000) OF
                                                                                                UNDERLYING         UNEXERCISED
                                                                                               UNEXERCISED        IN-THE-MONEY
                                                                                              OPTIONS/SARS AT    OPTIONS/SARS AT
                                                                                                 FY-END              FY-END
                                                     SHARES ACQUIRED ON                        EXERCISABLE/        EXERCISABLE/
NAME                                                      EXERCISE         VALUE REALIZED      UNEXERCISABLE       UNEXERCISABLE
----                                                      --------         --------------      -------------       -------------
Dr. F. Patrick Smith...............................            --                     --                  --               --/--
Kenneth W.R. Baker ................................            --                     --                  --               --/--
James E. Condon.........................................       --                     --                  --               --/--

     EMPLOYMENT AGREEMENTS

     As part of the recapitalization, Dr. Smith and Mr. Baker entered into amended and restated employment agreements that currently expire July 1, 2005 and contain renewal provisions.

     Each employment agreement provides that the executive may be terminated by us for cause or upon death or disability of the executive. Each of Dr. Smith and Mr. Baker is entitled to severance benefits if he is terminated due to death or disability. The employment agreements also contain certain non-compete provisions.

     The annual salaries of Dr. Smith and Mr. Baker are $5 million and $2.5 million, respectively, and each of these salaries will be increased by 10% annually. Neither Dr. Smith's nor Mr. Baker's amended and restated employment agreement provides for any mandatory bonus compensation. No other provisions of Dr. Smith's and Mr. Baker's employment agreements changed materially.

COMPENSATION COMMITTEE

     The board of directors maintains a three-member compensation committee comprised of Dr. Smith, Mr. Witt and Mr. Cronin. The compensation committee's duties include the annual review and approval of the compensation for each of our Chief Executive Officer and President, as well as the administration of our stock incentive plan. No member of the compensation committee is allowed to vote on issues pertaining to that member's compensation (including option grants). The board may also delegate additional duties to the compensation committee in the future.

Compensation levels and bonus awards for all other employees are controlled by Dr. Smith and Mr. Baker.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As Chief Executive Officer of Tekni-Plex, Dr. Smith participated in deliberations concerning the compensation of the Chief Operating Officer of Tekni-Plex (but not the compensation for himself).

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Tekni-Plex Partners LLC holds approximately 96.2% (approximately 93.6% on a fully diluted basis) and MST/TP Partners LLC holds approximately 3.8% (approximately 3.7% on a fully diluted basis) of Tekni-Plex's outstanding common stock.

     Tekni-Plex Management LLC, controlled by Dr. Smith, is the sole managing member of both Tekni-Plex Partners LLC and MST/TP Partners LLC.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CONSULTING ARRANGEMENTS

     In fiscal years 2001 and 2000 we had an arrangement with Arthur P. Witt, one of our directors and our corporate secretary, under which Mr. Witt provided us with customary management consulting services. Mr. Witt's compensation for consulting services rendered on our behalf was approximately $50,400 and $66,500 for fiscal years 2001 and 2000, respectively.

     Our policy is not to enter into any significant transaction with one of our affiliates unless a majority of the disinterested directors of the board of directors determines that the terms of the transaction are at least as favorable as those we could obtain in a comparable transaction made on an arm's-length basis with unaffiliated parties. This determination is made in the board's sole discretion.

                                     PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

         (a)(1)   Financial Statements and Schedules

                  The financial statements listed in the Index to Financial Statements under Part II, Item 8 and the financial statement schedules listed under Exhibit 27 are filed as part of this annual report.

         (a)(2) Financial Statement Schedule - Schedule II - Valuation and Qualifying Accounts

         (a)(3)   Exhibits

                  The exhibits listed on the Index to Exhibits following the Signature Page herein are filed as part of this annual report or by incorporation by reference from the documents there listed.

         (b)      Reports on Form 8-K

                  None

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         TEKNI-PLEX, INC.

                                         By:   /s/ F. PATRICK SMITH
                                            -----------------------------------
                                               F. Patrick Smith
                                               Chairman of the Board and
                                               Chief Executive Officer

Dated: October 8, 2002



         Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                                         By:   /s/ James E. Condon
                                            -----------------------------------
                                               James E. Condon
                                               Chief Financial Officer

Date October 8, 2002
     -------------------------------------------------------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of Registrant and in the capacities indicated, on October 1, 2001.

          SIGNATURE                                     TITLE
          ---------                                     -----

/s/   F. PATRICK SMITH                 Chairman of the Board and Chief Executive
---------------------------------      Officer
      F. Patrick Smith

/s/   KENNETH W.R. BAKER               President and Chief Operating Officer
---------------------------------      and Director
      Kenneth W.R. Baker

/s/   ARTHUR P. WITT                   Corporate Secretary and Director
---------------------------------
      Arthur P. Witt

/s/   JOHN S. GEER                     Director
---------------------------------
      John S. Geer

/s/   J. ANDREW MCWETHY                Director
---------------------------------
      J. Andrew McWethy

/s/   MICHAEL F. CRONIN                Director
---------------------------------
      Michael F. Cronin

                                CERTIFICATIONS *

I, Dr. F. Patrick Smith, certify that:

1. I have reviewed this annual report on Form 10-K of Tekni-Plex;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

Date: October 8, 2002

                                     /s/ Dr. F. Patrick Smith
                                     ------------------------
                                     Dr. F. Patrick Smith
                                     Chief Executive Officer

                                CERTIFICATIONS*

I, James E. Condon, certify that:

1. I have reviewed this annual report on Form 10-K of Tekni-Plex;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

Date: October 8, 2002

                                        /s/ James E. Condon
                                        ---------------------------------------
                                        James E. Condon
                                        Chief Financial Officer

                                                                TEKNI-PLEX, INC.

                                                                        CONTENTS

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                           F-2

CONSOLIDATED FINANCIAL STATEMENTS:
     Balance sheets                                                          F-3
     Statements of operations                                                F-4
     Statements of stockholders' deficit                                     F-5
     Statements of cash flows                                                F-6
     Notes to financial statements                                      F-7-F-48

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS ON
     SUPPLEMENTAL SCHEDULE                                                  F-49

SUPPLEMENTAL SCHEDULE:

     Valuation and qualifying accounts and reserves                         F-50

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Tekni-Plex, Inc.
Somerville, New Jersey

We have audited the accompanying consolidated balance sheets of Tekni-Plex, Inc. and its subsidiaries (the "Company") as of June 28, 2002 and June 29, 2001, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended June 28, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tekni-Plex, Inc. and its subsidiaries as of June 28, 2002 and June 29, 2001, and the results of their operations and their cash flows for each of the three years in the period ended June 28, 2002, in conformity with accounting principles generally accepted in the United States of America.

BDO Seidman, LLP

September 13, 2002

Woodbridge, New Jersey

                                                                TEKNI-PLEX, INC.

                                                     CONSOLIDATED BALANCE SHEETS
                      (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

--------------------------------------------------------------------------------

                                                                          JUNE 28, 2002    June 29, 2001
                                                                          -------------    -------------
ASSETS (NOTE 7)
CURRENT:
     Cash and cash equivalents                                              $  28,199        $  44,645
     Accounts receivable, net of an allowance of $1,671 and $1,500
      for possible losses                                                     147,198          105,316
     Inventories (Note 4)                                                     117,632          106,258
     Deferred income taxes (Note 8)                                             7,472            5,153
     Prepaid expenses and other current assets                                  5,583            5,595
                                                                            ---------        ---------
                      TOTAL CURRENT ASSETS                                    306,084          266,967
PROPERTY, PLANT AND EQUIPMENT, NET (NOTE 5)                                   158,118          137,008
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION (NOTE 6)                   204,252          179,616
DEFERRED FINANCING COSTS, NET OF ACCUMULATED AMORTIZATION OF
  $5,030 AND $2,549                                                            14,343           16,607
DEFERRED INCOME TAXES (NOTE 8)                                                 16,278           19,010
OTHER ASSETS                                                                    1,078            2,286
                                                                            ---------        ---------
                                                                            $ 700,153        $ 621,494
                                                                            =========        =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:

     Current portion of long term debt (Note 7)                             $  13,407        $   8,072
     Accounts payable                                                          32,643           34,076
     Accrued payroll and benefits                                               8,965            5,222
     Accrued interest                                                           4,789            1,673
     Accrued integration reserve (Note 3)                                       6,755               --
     Accrued customer allowances                                                8,214            4,904
     Accrued liabilities - other                                               13,877           10,542
     Income taxes payable                                                         515            3,349
                                                                            ---------        ---------
                      TOTAL CURRENT LIABILITIES                                89,165           67,838
LONG-TERM DEBT (NOTE 7)                                                       679,414          670,078
OTHER LIABILITIES (NOTE 1)                                                     22,685           18,275
                                                                            ---------        ---------
                      TOTAL LIABILITIES                                       791,264          756,191
                                                                            ---------        ---------
COMMITMENTS AND CONTINGENCIES (NOTES 8, 9 AND 12)
STOCKHOLDERS' DEFICIT:

     Common stock, $.01 par value, authorized 20,000 shares, issued
     1088 at June 28, 2002 and 1011 at June 29, 2001                               --               --
     Additional paid-in capital                                               170,176          120,176
     Accumulated other comprehensive loss                                      (6,805)          (7,039)
     Accumulated deficit                                                      (33,959)         (27,372)
     Less: Treasury stock at cost, 431 shares (Note 2)                       (220,523)        (220,462)
                                                                            ---------        ---------
                      TOTAL STOCKHOLDERS' DEFICIT                             (91,111)        (134,697)
                                                                            ---------        ---------
                                                                            $ 700,153        $ 621,494
                                                                            =========        =========

                    See accompanying notes to consolidated financial statements.

                                                                TEKNI-PLEX, INC.

                                           CONSOLIDATED STATEMENTS OF OPERATIONS
                                                          (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

Years ended                                                              JUNE 28, 2002    June 29, 2001    June 30, 2000
-----------                                                              -------------    -------------    -------------
NET SALES                                                                  $ 577,749        $ 525,837        $ 524,817
COST OF SALES                                                                430,457          399,836          394,480
                                                                           ---------        ---------        ---------
          GROSS PROFIT                                                       147,292          126,001          130,337
OPERATING EXPENSES:

     Selling, general and administrative                                      69,444           60,999           58,343
                                                                           ---------        ---------        ---------
          INCOME FROM OPERATIONS                                              77,848           65,002           71,994
OTHER EXPENSES:

     Interest, net                                                            70,934           76,569           38,447
     Unrealized loss on derivative contracts (Note 1)                          7,830           13,891               --
     Other (Note 10)                                                              (6)             605            4,705
                                                                           ---------        ---------        ---------
          INCOME (LOSS) BEFORE PROVISION
          (BENEFIT) FOR INCOME TAXES AND
          EXTRAORDINARY ITEM                                                    (910)         (26,063)          28,842
PROVISION (BENEFIT) FOR INCOME TAXES (NOTE 8):

     Current                                                                   4,443            4,098           12,333
     Deferred                                                                  1,234          (11,167)           2,103
                                                                           ---------        ---------        ---------
          INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                             (6,587)         (18,994)          14,406
EXTRAORDINARY ITEM, NET OF INCOME TAXES (NOTE 2)                                  --               --          (35,374)
                                                                           ---------        ---------        ---------
NET LOSS                                                                   $  (6,587)       $ (18,994)       $ (20,968)
                                                                           =========        =========        =========

          See accompanying notes to consolidated financial statements.

                                                                TEKNI-PLEX, INC.

                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                                          (DOLLARS IN THOUSANDS)

                                                                     Accumulated
                                                      Additional       Other
                                       Common          Paid-In      Comprehensive     Accumulated       Treasury
                                       stock           Capital          Loss            Deficit           Stock            TOTAL
                                    -----------       ---------     -------------     -----------       ---------        ---------
BALANCE, JULY 2, 1999               $        --       $  41,075       $  (1,368)       $  12,590        $      --        $  52,297
Net loss                                     --              --              --          (20,968)              --          (20,968)
Foreign currency translation                 --              --          (3,118)              --               --           (3,118)
                                                                                                                         ---------
Comprehensive loss                           --              --              --               --               --          (24,086)
Purchase of treasury stock                   --              --              --               --         (220,462)        (220,462)
Capital contribution                         --          43,101              --               --               --           43,101
                                    -----------       ---------       ---------        ---------        ---------        ---------
BALANCE, JUNE 30, 2000                       --          84,176          (4,486)          (8,378)        (220,462)        (149,150)
Net loss                                     --              --              --          (18,994)              --          (18,994)
Foreign currency translation                 --              --          (2,553)              --               --           (2,553)
                                                                                                                         ---------
Comprehensive loss                           --              --              --               --               --          (21,547)
Capital contributions                        --          36,000              --               --               --           36,000
                                    -----------       ---------       ---------        ---------        ---------        ---------
BALANCE, JUNE 29, 2001                       --         120,176          (7,039)         (27,372)        (220,462)        (134,697)
Net loss                                     --              --              --           (6,587)              --           (6,587)
Foreign currency translation                 --              --           3,319               --               --            3,319
Unrealized loss of pension plan,
  net of tax                                 --              --          (3,085)              --               --           (3,085)
                                                                                                                         ---------
Comprehensive loss                           --              --              --               --               --           (6,353)
Acquisition of shares                        --              --              --               --              (61)             (61)
Capital contributions                        --          50,000              --               --               --           50,000
                                    -----------       ---------       ---------        ---------        ---------        ---------
BALANCE, JUNE 28, 2002              $        --       $ 170,176       $  (6,805)       $ (33,959)       $(220,523)       $ (91,111)
                                    ===========       =========       =========        =========        =========        =========

                    See accompanying notes to consolidated financial statements.

                                                                TEKNI-PLEX, INC.

                                 CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 14)
                                                          (DOLLARS IN THOUSANDS)

--------------------------------------------------------------------------------

  Years ended                                                      JUNE 28, 2002    June 29, 2001    June 30, 2000
--------------                                                     -------------    -------------    -------------
  CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                           $  (6,587)       $ (18,994)       $ (20,968)
  Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
     Depreciation                                                       20,981           18,741           16,026
     Amortization                                                       18,882           18,929           18,722
     Unrealized loss on derivative contracts                             7,830           13,891
     Provision for bad debts                                               484              250              310
     Deferred income taxes                                               1,234          (11,167)           2,103
     Loss on sale of assets                                                 --               --               62
     Extraordinary loss on extinguishment of debt, net of tax               --               --           35,374
     Changes in assets and liabilities, net of acquisitions:
       Accounts receivable                                             (35,632)          (9,527)             186
       Inventories                                                       4,226          (11,019)         (29,243)
       Prepaid expenses and other current assets                           866            8,859            4,898
       Other assets                                                        (50)             (58)             205
       Accounts payable and other current liabilities                   (6,136)           2,713          (15,994)
       Income taxes payable                                              5,419            3,349             (742)
       Other liabilities                                                (3,595)         (19,233)          (1,454)
                                                                     ---------        ---------        ---------
           NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES           7,922           (3,266)           9,485
                                                                     ---------        ---------        ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisitions of net assets including acquisition costs               (63,624)          (9,233)              --
  Capital expenditures                                                 (24,653)         (17,116)         (16,258)
  Additions to intangibles                                                (169)            (428)            (805)
  Cash proceeds from sale of assets                                         --               --              158
                                                                     ---------        ---------        ---------
           NET CASH USED IN INVESTING ACTIVITIES                       (88,446)         (26,777)         (16,905)
                                                                     ---------        ---------        ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) under line of credit                     (19,000)          35,000           (2,030)
  Proceeds from long-term debt                                          40,747               --          645,232
  Repayments of long-term debt                                          (7,440)          (8,820)        (448,631)
  Proceeds from capital contributions                                   50,000           36,000           43,101
  Debt financing costs                                                    (154)              --          (18,897)
  Purchase of treasury stock                                               (61)              --         (220,462)
                                                                     ---------        ---------        ---------
           NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES          64,092           62,180           (1,687)
                                                                     ---------        ---------        ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                    (14)             (17)            (485)
                                                                     ---------        ---------        ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   (16,446)          32,120           (9,592)
CASH, BEGINNING OF PERIOD AND CASH EQUIVALENTS                          44,645           12,525           22,117
                                                                     ---------        ---------        ---------
CASH, END OF PERIOD AND CASH EQUIVALENTS                             $  28,199        $  44,645        $  12,525
                                                                     =========        =========        =========

          See accompanying notes to consolidated financial statements.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

  1.   SUMMARY OF                     Nature of Business
       ACCOUNTING
       POLICIES                       Tekni-Plex, Inc. and its subsidiaries
                                      ("Tekni-Plex" or the "Company") is a
                                      global, diversified manufacturer of
                                      packaging, products, and materials for the healthcare, consumer, and food packaging industries. The Company has built a leadership position in its core markets, and focuses on vertically integrated production of highly specialized products.
                                      The Company's operations are aligned under two primary business groups: Industrial
                                      Packaging, Products, and Materials and
                                      Consumer Packaging and Products.

                                      Consolidation Policy

                                      The consolidated financial statements
                                      include the financial statements of
                                      Tekni-Plex, Inc. and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

                                      Inventories

                                      Inventories are stated at the lower of
                                      cost (weighted average) or market.

                                      Property, Plant and Equipment

                                      Property, plant and equipment are stated at cost. Depreciation and amortization are computed over the estimated useful lives of the assets primarily on the straight-line method for financial reporting purposes and by accelerated methods for income tax purposes. Repairs and maintenance are charged to expense as incurred.

                                      Intangible Assets

                                      The Company amortizes the excess of cost over the fair value of net assets acquired on a straight-line basis over 15 years, and the cost of acquiring certain patents, trademarks, and customer lists over seventeen, five and ten years, respectively. Recoverability is evaluated periodically based on the expected undiscounted net cash flows of the related businesses.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                      Deferred Financing Costs

                                      The Company amortizes the deferred
                                      financing costs incurred in connection
                                      with the Company's borrowings over the
                                      life of the related indebtedness (5-10
                                      years).

                                      Income Taxes

                                      The Company accounts for income taxes
                                      under the provisions of Statement of
                                      Financial Accounting Standards No. 109
                                      ("SFAS 109"), "Accounting for Income
                                      Taxes." Deferred income tax assets and
                                      liabilities are recognized for differences between the financial statement and income tax basis of assets and liabilities based upon statutory rates enacted for future periods. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                                      Revenue Recognition

                                      The Company recognizes revenue when goods are shipped to customers. The Company provides for returned goods and volume rebates on an estimated basis.

                                      Shipping and Handling Costs

                                      Shipping and handling costs are recorded to cost of sales.

                                      Research and Development

                                      Research and development expenditures for the Company's projects are expensed as incurred.

                                      Treasury Stock

                                      Treasury Stock is recorded at cost. Gains and losses on disposition are recorded as increases or decreases to additional paid-in capital with losses in excess of previously recorded gains charged directly to retained earnings.

                                      Cash Equivalents

                                      The Company considers all highly liquid
                                      debt instruments with an original maturity of three months or less to be cash equivalents.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                      Fiscal Year-End

                                      The Company utilizes a 52/53 week fiscal year ending on the Friday closest to June
                                      30. The years ended June 28, 2002, June
                                      29, 2001, and June 30, 2000 contained 52
                                      weeks each.

                                      Reclassifications

                                      Certain items in the prior year financial statements have been reclassified to conform to the current year presentation.

                                      Foreign Currency Translation

                                      Assets and liabilities of international
                                      subsidiaries are translated at year end
                                      exchange rates and related translation
                                      adjustments are reported as a component of stockholders' deficit. The statement of operations accounts are translated at the average rates during the period.

                                      Long-Lived Assets

                                      Long-lived assets, such as goodwill,
                                      customer lists and property and equipment, are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows from the use of these assets. When such impairments exist, the related assets will be written down to fair value. No impairment losses have been recorded through June 28, 2002.

                                      Use of estimates

                                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                      Stock Based Compensation

                                      The Company applies the provisions of SFAS
                                      No. 123, "Accounting for Stock-Based
                                      Compensation," which allows the Company to apply APB Opinion 25 and related interpretations in accounting for its stock options and present pro forma effects of the fair value of such options.

                                      Derivative Instruments

                                      Effective July 1, 2000, Tekni-Plex adopted
                                      Financial Accounting Standards No. 133,
                                      "Accounting for Derivative Instruments and
                                      Hedging Activities," as amended and
                                      interpreted. FAS 133 requires that all
                                      derivative instruments, such as interest rate swaps, be recognized in the financial statements and measured at their fair market value. Changes in the fair market value of derivative instruments are recognized each period in current operations or stockholders' equity (as a component of accumulated other comprehensive loss), depending on whether a derivative instrument qualifies as a hedge transaction.

                                      In the normal course of business,
                                      Tekni-Plex is exposed to changes in
                                      interest rates. The objective in managing its exposure to interest rates is to decrease the volatility that changes in interest rates might have on operations and cash flows. To achieve this objective, Tekni-Plex uses interest rate swaps and caps to hedge a portion of total long-term debt that is subject to variable interest rates. These derivative contracts are considered to be a hedge against changes in the amount of future cash flows associated with the interest payments on variable-rate debt obligations, however, they do not qualify for hedge accounting under FASB 133. Accordingly, the interest rate swaps are reflected at fair value in the Consolidated Balance Sheet and the related gains or losses on these contracts are recorded as an unrealized loss from derivative instruments in the Consolidated Statements of Operations. Currently these are the only derivative instruments held by Tekni-Plex as of June 28, 2002. The fair value of derivative contracts are determined based on quoted market values obtained from a third party.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                      As of July 1, 2000, Tekni-Plex had
                                      interest swap contracts to pay variable
                                      rates of interest based on a basket of
                                      LIBOR benchmarks and receive variable
                                      rates of interest based on a 3 month
                                      dollar LIBOR on an aggregate of $29,000
                                      amount of indebtedness with maturity dates ranging from June 2006 through June 2008. In conjunction with these swap contracts, Tekni-Plex also purchased an interest rate cap. The aggregate fair market value of these interest rate swap and cap contracts was $(21,721) and $(13,891) on June 28,
                                      2002 and June 29, 2001, respectively, and is included in other liabilities on the Consolidated Balance Sheet. For the years ended June 28, 2002 and June 29, 2001, Tekni-Plex incurred realized losses of $7,939 and $1,806, respectively, which have been reflected in interest expense.

                                      New Accounting Pronouncements

                                      In June 2001, the Financial Accounting
                                      Standards Board finalized FASB Statements
                                      No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                      SFAS 142 requires, among other things,
                                      that companies no longer amortize
                                      goodwill, but instead test goodwill for
                                      impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company is also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

                                      The Company's previous business
                                      combinations were accounted for using the purchase method. As of June 28, 2002, the net carrying amount of goodwill for acquisitions prior to July 1, 2001 is $164,100 and other intangible assets are $600. Amortization expense during the year ended June 28, 2002 was $15,500 related to those acquisitions. The acquisition of the Swan garden hose division of Mark IV Industries, Inc. was accounted for as a purchase. The acquisition resulted in customer lists and goodwill of $3,900 and $36,200, respectively. In accordance with SFAS 142, the Swan goodwill is not being amortized. Amortization of customer lists was approximately $600 for the year ended June 28, 2002. Currently, the Company is assessing but has not yet determined how the adoption of SFAS 141 and SFAS 142 will impact its financial position and results of operations.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                      In August 2001, the FASB issued FASB
                                      Statement No. 144, Accounting for the
                                      Impairment of Disposal of Long-Lived
                                      Assets ("SFAS 144"). The new guidance
                                      resolves significant implementation issues related to FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of ("SFAS 121"). SFAS 144 supercedes SFAS 121, but it retains its fundamental provisions. It also amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to eliminate the exception to consolidate a subsidiary for which control is likely to be temporary. SFAS 144 retains the requirement of SFAS 121 to recognize an impairment loss only if the carrying amount of a long-lived asset within the scope of SFAS 144 is not recoverable from its undiscounted cash flows and exceeds its fair value.

                                      SFAS 144 is effective for fiscal years
                                      beginning after December 15, 2001, and
                                      interim periods within those fiscal years, with early application encouraged. The provisions of SFAS 144 generally are to be applied prospectively. The Company is currently assessing the impact SFAS 144 will have on its financial position and results of operations.

                                      In July 2002, the FASB issued SFAS No.
                                      146, Accounting for Restructuring Costs.
                                      SFAS 146 applies to costs associated with an exit activity (including restructuring) or with a disposal of long-lived assets. Those activities can include eliminating or reducing product lines, terminating employees and contracts and relocating plant facilities or personnel. Under SFAS 146, a company will record a liability for a cost associated with an exit or disposal activity when that liability is incurred and can be measured at fair value.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                      SFAS 146 will require a company to
                                      disclose information about its exit and
                                      disposal activities, the related costs,
                                      and changes in those costs in the notes to the interim and annual financial statements that include the period in which an exit activity is initiated and in any subsequent period until the activity is completed. SFAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002, with earlier adoption encouraged. Under SFAS 146, a company cannot restate its previously issued financial statements and the new Statement grandfathers the accounting for liabilities that a company had previously recorded under Emerging Issues Task Force Issue 94-3.


  2.   RECAPITALIZATION               In June 2000, the Company entered into a
                                      Recapitalization (the "Recapitalization") with certain of its stockholders, whereby the Company purchased approximately 51% of the outstanding stock for approximately
                                      $220,500 including related transaction
                                      fees. This stock has been reflected as
                                      treasury stock in the accompanying balance sheet.

                                      As a result of provisions in the Company's
                                      Senior Debt and Subordinated Note
                                      Agreements, the Company redeemed it's
                                      $200,000 9-1/4% Senior Subordinated Notes, its $75,000 11-1/4% Senior Subordinated Notes and repaid its Senior Debt in the amount of approximately $153,000. These transactions resulted in an extraordinary loss on the extinguishment of debt of approximately $35,374. The extraordinary loss is comprised of prepayment penalties and other interest costs of $39,303, the write-off of deferred financing costs of $16,696 and other fees of $1,325, net of a tax benefit of $21,950.

                                      These transactions were funded by $43,101 of new equity, $275,000 12-3/4% Senior Subordinated Notes (see Note 7(b)) and initial borrowings of $374,000 on a $444,000 Senior Credit Facility (see Note 7(a)).

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

  3.   ACQUISITIONS                   In October 2001, the Company purchased
                                      certain assets and assumed certain
                                      liabilities of Swan for approximately
                                      $63,600. The acquisition was recorded
                                      under the purchase method, whereby Swan's net assets were recorded at estimated fair value and its operations have been reflected in the statement of operations since that date. The allocation of the purchase price was follows:

                                     Assets:
                                     Accounts receivable                        $  7,184
                                     Inventory                                    15,600
                                     Deferred taxes                                4,350
                                     Fixed Assets                                 17,568
                                     Customer lists                                3,900
                                     Goodwill                                     36,228
                                                                                  ------
                                     Total Assets                                 84,830

                                     Liabilities:
                                     Accounts payable and accrued expenses        11,230
                                     Integration reserve                          10,000
                                                                                  ------
                                     Net Investment                              $63,600
                                                                                 =======

                                      The components of the Integration reserve and activity through June 28, 2002 is as follows:

                                                                                                Cost charged to      Balance
                                                                                 October 2001       reserve       June 28, 2002
                                                                                 ------------       -------       -------------
                                     Cost to close duplicate facilities           $  3,500          $1,340           $2,160
                                     Reduction in personnel and related costs        2,100             718            1,382
                                     Legal and environmental                         1,275              40            1,245
                                     Manufacturing reconfiguration                   1,455             175            1,275
                                     Other                                           1,670             972              698
                                                                                     -----             ---              ---
                                                                                   $10,000          $3,245           $6,755
                                                                                   =======          ======           ======

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                      The remaining personnel related costs will be paid over the next four-six months, lease payments on duplicate warehouse facilities will extend over the next two years and the manufacturing reconfiguration is expected to be completed during the next year.

                                      The following table represents the
                                      unaudited proforma results of operations as though the acquisition of Swan occurred on July 1, 2000. Since Swan was purchased subsequent to July 1, 2001, no amortization of goodwill has been reflected for the years ended June 28, 2002 or June 29, 2001 in accordance with SFAS 142.

                                                                  Year ended June   Year ended June
                                                                     28, 2002           29, 2001
                                                                     --------           --------
                                     Net sales                       $589,045           $602,593
                                     Income from operations            75,863             73,305
                                     Loss before income taxes          (2,895)           (17,760)
                                                                       ======            =======

                                      In November 2000, the Company purchased
                                      certain assets of Super Plastics Division
                                      ("Super Plastics") of RCR International,
                                      Inc., for approximately $10,200. The
                                      acquisition was recorded under the
                                      purchase method, whereby Super Plastics' net assets were recorded at estimated fair value and its operations have been reflected in the statement of operations since that date. As a result of the acquisition, goodwill of approximately $5,500 has been recorded, which is being amortized over 15 years. In connection with the acquisition, the Company established a reserve of $2,600. The reserve was comprised of the costs to close a duplicate facility and terminate employees. There was no balance remaining in this reserve at June 29, 2001.


  4.  INVENTORIES                     Inventories are summarized as follows:

                                                                JUNE 28, 2002      June 29, 2001
                                                                -------------      -------------
                                   Raw materials                 $  37,727         $  33,971
                                   Work-in-process                   8,621             7,812
                                   Finished goods                   71,284            64,475
                                                                    ------            ------
                                                                  $117,632          $106,258
                                                                  ========          ========

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

  5.   PROPERTY, PLANT AND            Property, plant and equipment consists of
       EQUIPMENT                      the following:


                                                                                                             Estimated
                                                                        JUNE 28, 2002     June 29, 2001     useful lives
                                                                        -------------     -------------     ------------
                                     Land                                 $  21,256         $  15,390
                                     Building and improvements               47,383            34,886        30-40 years
                                     Machinery and equipment                163,909           139,591       5 - 10 years
                                     Furniture and fixtures                   7,125             6,176       5 - 10 years
                                     Construction in progress                 8,663            10,115
                                                                           --------          --------
                                                                            248,336           206,158
                                     Less: Accumulated depreciation          90,218            69,150
                                                                           --------          --------
                                                                           $158,118          $137,008
                                                                           ========          ========

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

  6.   INTANGIBLE ASSETS             Intangible assets consist of the following:

                                                                         JUNE 28, 2002     June 29, 2001
                                                                         -------------     -------------
                                    Goodwill                                $ 278,006         $ 241,311
                                    Customer lists                              3,900                 -
                                    Patents                                       745               576
                                                                            ---------         ---------
                                                                              282,651           241,887
                                    Less: Accumulated amortization             78,399            62,271
                                                                            ---------         ---------
                                                                             $204,252          $179,616
                                                                             ========          ========

  7.   LONG-TERM DEBT                Long-term debt consists of the following:

                                                                                    JUNE 28, 2002      June 29, 2001
                                                                                    -------------      -------------
                                    Senior Debt (a):
                                       Revolving line of credit                       $  46,000          $  65,000
                                       Term notes                                       329,120            336,560
                                    Senior Subordinated Notes issued June 21,
                                       2000 at 12-3/4%, due June 15, 2010 (less
                                       unamortized discount of
                                       $3,015 and $3,391) (b).                          271,985            271,609
                                    Senior Subordinated Notes issued May 2002
                                       at 12-3/4%, due June 15, 2010 (less
                                       unamortized premium of $588)
                                       (b).                                              40,588                  -
                                    Other, primarily foreign term loans,
                                       with interest rates ranging from
                                       4.44% to 5.44% and maturities from
                                       2003 to 2010.                                      5,128              4,981
                                                                                      ---------          ---------
                                                                                        692,821            678,150
                                    Less: Current maturities                             13,407              8,072
                                                                                      ---------          ---------
                                                                                      $ 679,414          $ 670,078
                                                                                      =========          =========

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                 a) Senior Debt

                                    The Company has a Senior Debt agreement, which includes a $100,000 revolving credit agreement, and two term loans in the original aggregate amount of $344,000. The proceeds of the credit agreement were used as part of the Recapitalization (Note 2). These loans are senior to all other indebtedness and are collateralized by substantially all the assets of the Company. The debt agreement includes various covenants including compliance with customary financial ratios. The Company is in compliance with all such financial covenants.

                                    Revolving Credit Agreement

                                    Borrowings under the agreement may be used for general corporate purposes with $54,000 of additional borrowings available at June 28, 2002. Interest, at the Company's option, is charged at the Prime Rate, plus the Applicable Base Rate Margin (initially 2%) or the Adjusted LIBOR Rate, as defined, plus the Applicable Euro-Dollar Margin (initially 3%). The Applicable Base Rate Margin and Applicable Euro-Dollar Margin can be reduced by up to 1.25 % based on the maintenance of certain leverage ratios. At June 28, 2002 the balance of $46,000 outstanding was borrowed at 4.875% At June 29, 2001, the rates charged were at various rates ranging from 6.754% to 8.75%. The Revolving Credit Agreement expires in June 2006.

                                    Term Loan A

                                    Borrowings under this loan, in the original amount of $100,000, were used in connection with the Recapitalization. Interest is payable quarterly at the same rates and margins discussed above under the Revolving Credit Agreement, 5.0% and 7.5% at June 28, 2002 and June 29, 2001, respectively. Principal is currently payable in quarterly installments of $1,250. The quarterly installments subsequently increase with payments totaling $70,000 due in the final two years in the period ending in June 2006.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                    Term Loan B

                                    Borrowings under this loan in the original amount of $244,000 were used in connection with the Recapitalization. Interest is payable quarterly at the same rate discussed above, except the Applicable Base Rate Margin is initially 2.5% and the Applicable Euro-Dollar Margin is initially 3.5%. Rates of 5.5% and 7.25% were charged at June 28, 2002 and June 29, 2001, respectively. In addition, the Applicable Base Rate and Applicable Euro-Dollar Margin can be reduced by .5% based on the maintenance of certain leverage ratios. Principal is currently payable in quarterly installments of $610. The quarterly installments subsequently increase with payments totaling $229,000 due in the final two years in the period ending in June 2008.

                                 b) Senior Subordinated Notes Issued June 2000
                                    and May 2002

                                    In June 2000, the Company issued $275,000 of
                                    12-3/4% ten year Senior Subordinated Notes less a discount of $3,768, the proceeds of which were used in connection with the Recapitalization. The discount is being amortized over the term of the notes on the interest method. Interest is payable semi-annually and the notes are unsecured obligations and rank subordinate to existing and future senior debt, including current term loans and revolving credit facilities. The notes are callable by the Company after June 15, 2005 at a premium of 6.375%, which decreases to par after June 2008. In addition, prior to June 15, 2003, the Company may call up to 35% of the principal amount of the notes outstanding with proceeds from one or more public offerings of the Company's Capital Stock at a premium of 12.75%. Upon a change in control, the Company is required to make an offer to repurchase the notes at 101% of the principal amount. These notes also contain various covenants including a limitation on future indebtedness; limitation of payments, including prohibiting the payment of dividends; and limitations on mergers, consolidations and the sale of assets.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                    On May 6, 2002, the Company issued an
                                    additional $40,000 of 12-3/4% Senior
                                    Subordinated Notes plus a premium of $600, the proceeds of which were used to repay borrowings under the revolving credit facility. The premium is being amortized over the term of the notes on the interest method. These notes have the same terms and maturity as the June 2000 notes discussed above.

                                    Principal payments on long-term debt over the next five years and thereafter are as follows:

                                  2003                                  $  13,407
                                  2004                                     12,915
                                  2005                                     37,915
                                  2006                                     83,915
                                  2007                                    114,975
                                  Thereafter                              432,121
                                  ===============================================

                                    The Company believes the recorded value of long-term debt approximates fair value based on current rates available to the Company for similar debt.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

  8.   INCOME TAXES                 The provision for income taxes, excluding
                                    the income tax benefit associated with the extraordinary item in 2000, is summarized as follows:

                                                                      JUNE 28,       June 29,       June 30,
                                  Years ended                           2002           2001           2000
                                                                      --------       --------       --------
                                  Current:
                                     Federal                          $    259       $     --       $  7,763
                                     Foreign                             2,180          3,984          3,554
                                     State and local                     2,004            114          1,016
                                                                      --------       --------       --------
                                                                         4,443          4,098         12,333
                                                                      --------       --------       --------
                                  Deferred:
                                     Federal                               474         (9,945)         1,756
                                     Foreign                               676           (370)           217
                                     State and local                        84           (852)           130
                                                                      --------       --------       --------
                                                                         1,234        (11,167)         2,103
                                                                      --------       --------       --------
                                  Provision (benefit) for income
                                    taxes                             $  5,677       $ (7,069)      $ 14,436
                                                                      ========       ========       ========

                                    The components of income (loss) before
                                    income taxes are as follows:

                                                    JUNE 28,      June 29,         June 30,
                                  Years ended         2002          2001             2000
                                                    -------       --------         -------
                                  Domestic          $(6,739)      $(38,116)        $20,150
                                  Foreign             5,829         12,053           8,692
                                                    -------       --------         -------
                                                    $  (910)      $(26,063)        $28,842
                                                    =======       ========         =======

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                    The provision (benefit) for income taxes differs from the amounts computed by applying the applicable Federal statutory rates due to the following:

                                                                          JUNE 28,       June 29,      June 30,
                                  Years ended                               2002           2001         2000
                                                                          -------        -------      --------
                                  Provision (benefit) for Federal
                                     income taxes at statutory rate       $  (309)       $(8,861)     $  9,806
                                  State and local income taxes, net
                                     of Federal benefit                     1,427           (677)          756
                                  Non-deductible goodwill
                                     amortization                           3,647          2,785         2,310
                                  Foreign tax rates in excess of
                                     Federal tax rate                         874           (470)          785
                                  Other, net                                   38            154           779
                                                                          -------        -------      --------
                                  Provision (benefit) for income
                                     taxes                                $ 5,677        $(7,069)     $ 14,436
                                                                          =======        =======      ========

                                    Significant components of the Company's
                                    deferred tax assets and liabilities are as follows:

                                                                                       JUNE 28,       June 29,
                                                                                        2002           2001
                                                                                      --------       --------
                                  Current deferred taxes:
                                     Allowance for doubtful accounts                  $  1,309       $    582
                                     Inventory                                           1,928          1,190
                                     Net operating loss carryforwards                    1,402          3,201
                                     Accrued expenses                                    2,833            180
                                                                                      --------       --------
                                         Total current deferred tax assets            $  7,472       $  5,153
                                                                                      ========       ========
                                  Long-term deferred taxes:
                                     Net operating loss carryforwards                 $ 29,836       $ 39,593
                                     Accrued pension and post-retirement                 1,365          1,457
                                     Unrealized loss on derivative contracts             8,254          5,360
                                     Unrealized loss of pension plan                     1,890             --
                                     Difference in book vs. tax basis of assets         (1,500)        (3,028)
                                     Accelerated tax vs. book depreciation             (18,419)       (19,292)
                                     Other expenses                                        652            620
                                                                                      --------       --------
                                         Total long-term net deferred tax assets        22,078         24,710
                                  Valuation allowance                                   (5,800)        (5,700)
                                                                                      --------       --------
                                  Total long-term net deferred tax assets             $ 16,278       $ 19,010
                                                                                      ========       ========

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                    Net Operating Losses

                                    The Company and its U.S. subsidiaries file a consolidated tax return. The Company and its U.S. subsidiaries have net operating loss ("NOL") carryforwards of approximately $81,369. These NOL's expire at various dates from 2009 through 2021. Approximately $80,000 of the NOL's are as a result of the acquisition of PureTec in 1997 (the "PureTec NOL's"). The PureTec NOL's are subject to IRC Section 382 change of ownership annual limitation of approximately $5,900.

                                    The Company and its U.S. subsidiaries would need to realize taxable income of not less than $15,000 through to 2009, and not less than $80,000 through 2013 in order to fully realize the benefit of the NOL carryforwards. The net long-term domestic deferred tax assets have been subjected to a valuation allowance of $5,000 since management believes it is more likely than not that a portion of the NOL balance will not be realized as a result of the various limitations on their usage, discussed above.

                                    In addition to the domestic NOL balances, the Company has incurred losses relating to a subsidiary, taxable in Northern Ireland. Through fiscal 2002 losses aggregated $2,500 which have no expiration date. The Company believes that it is more likely than not that this deferred tax asset will not be realized and has recorded a full valuation allowance on these amounts.


  9.   EMPLOYEE BENEFIT                   (a)   Savings Plans
       PLANS
                                          i.  The Company maintains a
                                              discretionary 401(k) plan
                                              covering all eligible employees
                                              with at least one year of service
                                              Contributions to the plan were
                                              determined annually by the Board
                                              of Directors.

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                              The Company will determine
                                              matching contributions to the
                                              plan each year not to exceed 2%
                                              of the employee's eligible
                                              compensation. Contributions for
                                              the fiscal years ended June 28,
                                              2002, June 29, 2001 and June 30,
                                              2000 amounted to approximately
                                              $1,130, $863 and $996,
                                              respectively.

                                    (b)   Pension Plans

                                          i.  The Company's Burlington
                                              subsidiary has a non-contributory
                                              defined benefit pension plan that
                                              covers substantially all hourly
                                              compensated employees covered by
                                              a collective bargaining agreement,
                                              who have completed one year of
                                              service. The funding policy of the
                                              Company is to make contributions
                                              to this plan based on actuarial
                                              computations of the minimum
                                              required contribution for the plan
                                              year.

                                          The components of net periodic pension
                                          costs are as follows:

                                                                       YEAR ENDED      Year ended      Year ended
                                                                      JUNE 28, 2002   June 29, 2001   June 30, 2000
                                                                      -------------   -------------   -------------
                                  Service cost                          $   105         $   105         $   117
                                  Interest cost on projected
                                     benefit obligation                     400             393             390
                                  Expected actual return on plan
                                     assets                                (494)           (494)           (492)
                                                                        -------         -------         -------
                                  Net pension cost                      $    11         $     4         $    15
                                                                        =======         =======         =======
                                  CHANGE IN PROJECTED BENEFIT
                                     OBLIGATION
                                  Projected benefit obligation,
                                     beginning of period                $ 5,600         $ 5,334
                                  Service cost                              105             105
                                  Interest cost                             400             393
                                  Plan amendments                           111              --
                                  Actuarial loss                            145              38
                                  Benefits paid                            (327)           (270)
                                                                        -------         -------
                                  Projected benefit obligation,
                                     end of period                      $ 6,034         $ 5,600
                                                                        =======         =======
                                  CHANGE IN PLAN ASSETS
                                  Plan assets at fair value,
                                     beginning of period                $ 5,440         $ 5,550
                                  Actual return on plan assets             (179)              3
                                  Company contributions                     233             157

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                                                       YEAR ENDED      Year ended
                                                                      JUNE 28, 2002   June 29, 2001
                                                                      -------------   -------------
                                  Benefits paid                            (327)           (270)
                                                                        -------         -------
                                  Plan assets at fair value, end
                                     of period                          $ 5,167         $ 5,440
                                                                        =======         =======

                                                                TEKNI-PLEX, INC.



                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
================================================================================

                                    The funded status of the Plan and amounts recorded in the Company's balance sheets are as follows:

                                                                     JUNE 28,    June 29,
                                                                      2002        2001
                                                                     -------      -----
                                 Funded status of the plan           $  (867)     $(160)
                                 Unrecognized prior service cost         111          -
                                 Unrecognized net loss                 1,494        676
                                                                     -------      -----
                                 Prepaid pension cost                $   738      $ 516
                                                                     =======      =====

                                    The expected long-term rate of return on plan assets was 9% for the periods presented and the discount rate was 7.0% and 7-1/2% at June 28, 2002 and June 29, 2001.

                                    During 2002, the Company recorded an
                                    unrecognized pension liability of $1,494 as an accumulated other comprehensive loss adjustment to stockholders' equity. This amount represents a portion of the unrecognized net actuarial loss for the year ending June 28, 2002 as a result of investment return less than the actuarial assumption.

                        ii. The Company maintains a non-contributory defined benefit pension plan that covers substantially all non-collective bargaining unit employees of PST and Burlington, who have completed one year of service and are not participants in any other pension plan. The funding policy of the Company is to make contributions to the plan based on actuarial computations of the minimum required contribution for the plan year. On September 8, 1998, the Company approved a plan to freeze this defined benefit pension plan effective September 30, 1998.

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                             YEAR ENDED        Year ended        Year ended
                            JUNE 28, 2002     June 29, 2001     June 30, 2000
                            -------------     -------------     -------------
Service cost                 $       --        $       --        $       --
Interest cost on
  projected benefit
  obligation                        787               750               704
Expected actual return
  on plan assets                   (931)             (978)             (986)
                             ----------        ----------        ----------
Net pension cost             $     (144)       $     (228)       $     (282)
                             ==========        ==========        ==========


                                    YEAR ENDED        Year ended
                                   JUNE 28, 2002     June 29, 2001
                                   -------------     -------------
CHANGE IN PROJECTED
  BENEFIT OBLIGATION
Projected benefit obligation,
  beginning of period               $    10,501       $     9,978
Interest cost                               762               750
Actuarial loss                              525               204
Benefits paid                              (514)             (431)
                                     ----------        ----------
Projected benefit obligation,
  end of period                     $    11,274       $    10,501
                                     ==========        ==========
CHANGE IN PLAN ASSETS
Plan assets at fair value,
  beginning of period               $    10,545       $    11,055
Actual return on plan assets               (492)              (79)
Benefits paid                              (514)             (431)
                                     ----------        ----------
Plan assets at fair value,
  end of period                     $     9,539       $    10,545
                                     ==========        ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                              The funded status of the Plan and amounts recorded in the Company's balance sheets are as follows:

                                                        JUNE 28,       June 29,
                                                          2002          2001
                                                        --------      --------
                        Funded status of the plan       $ (1,735)     $     44
                        Unrecognized net loss              3,480         1,557
                                                        --------      --------
                        Prepaid pension cost            $  1,745      $  1,601
                                                        ========      ========

                              The expected long-term rate of return on plan assets was 9% for the periods presented and the discount rate was 7.0% and 7-1/2% at June 28, 2002 and June 29,2001.

                              During 2002, the Company recorded an unrecognized pension liability of $3,480 as an accumulated other comprehensive loss adjustment to stockholders' equity. This amount represents a portion of the unrecognized net actuarial loss for the year ending June 28, 2002 as a result of investment return less than the actuarial assumption.

                        iii. The Company also has a defined benefit pension plan for the benefit of all employees having completed one year of service with Dolco. The Company's policy is to fund the minimum amounts required by applicable regulations. Dolco's Board of Directors approved a plan to freeze the pension plan on June 30, 1987, at which time benefits ceased to accrue. The Company has not been required to contribute to the plan since 1990.

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        (c)   Post-retirement Benefits

                              In addition to providing pension benefits, the Company also sponsors the Burlington Retiree Welfare Plan, which provides certain healthcare benefits for retired employees of the Burlington division who were employed on an hourly basis, covered under a collective bargaining agreement and retired prior to July 31, 1997. Those employees and their families became eligible for these benefits after the employee completed five years of service, if retiring at age fifty-five, or at age sixty-five, the normal retirement age. Post retirement healthcare benefits paid for the years ended June 28, 2002, June 29, 2001 and June 30, 2000 amounted to $177, $182 and $130, respectively.

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                              Net periodic post-retirement benefit costs are as follows:

                              YEAR ENDED        Year ended        Year ended
                               JUNE 28,          June 29,          June 30,
                                 2002              2001              2000
                              ----------        ----------        ----------
Service cost                  $       55        $       45        $       45
Interest cost                        206               179               155
Transition obligation                 34                 4                --
                              ----------        ----------        ----------
  Net post-retirement
    benefit cost              $      295        $      228        $      200
                              ==========        ==========        ==========

CHANGE IN PROJECTED
  BENEFIT OBLIGATION

Projected benefit
  obligation, beginning
  of period                   $    2,847        $    2,457
Service cost                          55                45
Interest cost                        206               179
Actuarial loss                       690               348
Benefits paid                       (177)             (182)
                              ----------        ----------
Projected benefit
  obligation, end of
  period                      $    3,621        $    2,847
                              ==========        ==========
CHANGE IN PLAN ASSETS
Plan assets at fair
  value, beginning of
  period                      $       --        $       --
Company contributions                177               182
Benefits paid                       (177)             (182)
                              ----------        ----------
Plan assets at fair
  value, end of period        $       --        $       --
                              ==========        ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                              The funded status of the Plan and amounts recorded in the Company's balance sheets are as follows:

                                   YEAR ENDED        Year ended
                                    JUNE 28,          June 29,
                                      2002              2001
                                   ----------        ----------
Funded status of the plan          $   (3,621)       $   (2,847)
Unrecognized loss                       1,286               630
                                   ----------        ----------
Accrued post retirement cost       $   (2,335)       $   (2,217)
                                   ==========        ==========

                              The accumulated post-retirement benefit obligation was deter-mined using a 7.0% and 7-1/2% discount rate for the periods presented. The healthcare cost trend rate for medical benefits was assumed to be 6%. The healthcare cost trend rate assumption has a significant effect on the amounts reported. A 1% increase in healthcare trend rate would increase the accumulated post-retirement benefit obligation by $282 and $295 and increase the service and interest components by $24 and $27 at June 28, 2002 and June 29, 2001, respectively.

10.   RELATED PARTY     The Company had a management consulting agreement with
      TRANSACTIONS      an affiliate of a stockholder. The terms of the
                        agreement required the Company to pay a fee of approximately $30 per month for a period of ten years, with certain renewal provisions. Consulting service fees were approximately $400 for the year ending July 2, 1999. In June 2000 the Company agreed to terminate the management consulting agreement at a cost of $3,651 which has been included in other income/expense.

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

11.   STOCK OPTIONS     In January 1998, the Company adopted an incentive stock
                        plan (the "Stock Incentive Plan"). Under the Stock
                        Incentive Plan, 45.75206 shares are available for awards to employees of the Company. Options will be granted at fair market value on the date of grant. During 2001, 2000, 1999 and 1998, options were granted to purchase
                        4.02, 1.27, 7.52 and 30.65 shares of common stock at weighted-average exercise prices of $559, $508, $270 and $154 per share, respectively. The options are subject to vesting provisions, as determined by the Board of Directors, and generally vest 100% five years from grant date and expire 10 years from date of grant. In connection with the Recapitalization 25.16363 of the 1998 options were cancelled.

                        At June 28, 2002, no options were exercisable and no options have been exercised or forfeited as of June 28, 2002.

                        The Company applies APB Opinion 25 and related interpretations in accounting for these options. Accordingly, no compensation cost has been recognized. Had compensation cost been determined based on the fair value at the grant dates for these awards consistent with the method of SFAS Statement 123, the Company's income (loss) before extraordinary items would have been reduced (increased) to the pro forma amounts indicated below. The calculations were based on a risk free interest rate of 4.0% and 5.7% for the 2001 and 2000 options, respectively, expected volatility of zero, a dividend yield of zero and expected lives of 8 years.

Years ended               JUNE 28, 2002     June 29, 2001     June 30, 2000
---------------------     -------------     -------------     -------------
Income (loss) before
  extraordinary item:
    As reported              $   (6,587)       $  (18,994)       $   14,406
                             ==========        ==========        ==========
    Pro forma                $   (6,725)       $  (19,093)       $   14,343
                             ==========        ==========        ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

12.   COMMITMENTS AND   Commitments
      CONTINGENCIES
                        (a)   The Company leases building space and certain
                              equipment in approximately 20 locations throughout the United States, Canada and Europe. At June 28, 2002, the Company's future minimum lease payments are as follows:

                              2003                                  $  7,921
                              2004                                     5,698
                              2005                                     4,278
                              2006                                     4,132
                              2007                                     4,000
                              Thereafter                              14,703
                                                                    --------
                                                                    $ 40,732
                                                                    ========

                              Rent expense, including escalation charges, amounted to approximately $6,665, $5,308 and $4,427 for the years ended June 28, 2002 and June 29, 2001 and June 30, 2000, respectively.

                        (b) The Company has employment contracts with two employees, providing minimum salaries of $7,500 with no mandatory bonuses. The salaries will increase 10% annually until the agreements expire on July 1, 2005. Salaries and bonuses for the years ended June 28, 2002, June 29, 2001 and June 30, 2000 amounted to $8,250, $7,500 and $8,733.

                        Contingencies

                        (a) The Company is a party to various other legal proceedings arising in the normal conduct of business. Management believes that the final outcome of these proceedings will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

13.   CONCENTRATIONS    Financial instruments that potentially subject the
      OF CREDIT RISKS   Company to significant concentrations of credit risk
                        consist principally of cash deposits and trade accounts receivable.

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        The Company provides credit to customers on an unsecured basis after evaluating customer credit worthiness. Since the Company sells to a broad range of customers, concentrations of credit risk are limited. The Company provides an allowance for bad debts where there is a possibility for loss.

                        The Company maintains demand deposits at several major banks throughout the United States Canada and Europe. As part of its cash management process, the Company periodically reviews the credit standing of these banks.

14.   SUPPLEMENTAL      (a)   Cash Paid
      CASH FLOW
      INFORMATION

                                                JUNE 28,    June 29,    June 30,
                              Years ended         2002        2001        2000
                                                --------    --------    --------
                              Interest          $ 65,831    $ 74,568    $102,359
                                                ========    ========    ========
                              Income taxes      $  2,771    $  1,661    $  7,540
                                                ========    ========    ========

                        (b)   Non-Cash Financing and Investing Activities

                              The Company purchased certain assets of Swan effective October 2001, for approximately $63,600 in cash. In conjunction with the acquisition, liabilities were assumed as follows:

                              Fair value of assets acquired           $ 48,602
                              Goodwill                                  36,228
                              Purchase price                           (63,600)
                                                                      --------
                              Liabilities assumed                     $ 21,230
                                                                      ========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                              The Company purchased certain assets of RCR
                              International, Inc. effective November 2000, for approximately $10,226 in cash. In conjunction with the acquisition, liabilities were assumed as follows:

                              Fair value of assets acquired           $  7,314
                              Goodwill                                   5,558
                              Purchase price                           (10,226)
                                                                      --------
                              Liabilities assumed                     $  2,646
                                                                      ========

15.   SEGMENT           Tekni-Plex has reorganized its business into two
      INFORMATION       industry segments: Industrial Packaging, Products, and
                        Materials and Consumer Packing and Products. The
                        Industrial Packaging, Products, and Materials segment principally produces pharmaceutical packaging, medical tubing and medical device materials, foamed polystyrene packaging products for the poultry, meat and egg industries and vinyl resins and compounds. The Consumer
                        Packaging and Products segment principally produces precision tubing and gaskets, and garden and irrigation hose products. Both segments have operations in the United States, Europe and Canada.

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        Financial information concerning the Company's business segments and the geographic areas in which it operates are as follows:

                                          Industrial
                                          Packaging,     Consumer
                                           Products     Packaging
                                             and           and
Year end June 28, 2002                     Materials     Products       TOTALS
-------------------------------------     ----------    ----------    ----------
Revenues from external customers          $  317,664    $  260,085    $  577,749
Interest expense                              48,409        22,525        70,934
Depreciation and amortization                 25,421        13,395        38,816
Segment income from operations                45,593        49,108        94,701
Segment assets                               314,967       372,591       687,558
Expenditures for segment fixed assets         10,539         6,347        16,886
                                          ==========    ==========    ==========

                                          Industrial
                                          Packaging,     Consumer
                                           Products     Packaging
                                             and           and
Year end June 29, 2001                     Materials     Products       TOTALS
-------------------------------------     ----------    ----------    ----------
Revenues from external customers          $  323,799    $  202,038    $  525,837
Interest expense                              52,925        23,644        76,569
Depreciation and amortization                 23,891        13,501        37,392
Segment income from operations                40,706        36,914        77,620
Segment assets                               333,570       270,731       604,301
Expenditures for segment fixed assets          9,069         8,047        17,116
                                          ==========    ==========    ==========

                                          Industrial
                                          Packaging,     Consumer
                                           Products     Packaging
                                             and           and
Year end June 30, 2000                     Materials     Products       TOTALS
-------------------------------------     ----------    ----------    ----------
Revenues from external customers          $  328,881    $  195,936    $  524,817
Interest expense                              25,910        12,537        38,447
Depreciation and amortization                 22,222        12,316        34,538
Segment income from operations                49,205        35,491        84,696
Segment assets                               333,306       220,576       553,882
Expenditures for segment fixed assets         12,246         4,012        16,258
                                          ==========    ==========    ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                                 JUNE 28, 2002    June 29, 2001    June 30, 2000
                                 -------------    -------------    -------------
PROFIT OR LOSS
Total operating profit for
  reportable segments before
  income taxes                   $     94,701     $     77,620     $     84,696
Corporate and eliminations            (16,853)         (12,618)         (12,702)
                                 ------------     ------------     ------------
                                 $     77,848     $     65,002     $     71,994
                                 ============     ============     ============
ASSETS

Total assets from reportable
  segments                       $    687,558     $    604,301     $    553,882
Other unallocated amounts              12,595           17,193           20,907
                                 ------------     ------------     ------------
     Consolidated total          $    700,153     $    621,494     $    574,789
                                 ============     ============     ============

DEPRECIATION AND AMORTIZATION
Segment totals                   $     38,816     $     37,392     $     34,538
Corporate                               1,047              278              210
                                 ------------     ------------     ------------
     Consolidated total          $     39,863     $     37,670     $     34,748
                                 ============     ============     ============

REVENUES

GEOGRAPHIC INFORMATION
United States                    $    516,873     $    466,804     $    477,489
Foreign                                60,876           59,033           47,328
                                 ------------     ------------     ------------
  Total                          $    577,749     $    525,837     $    524,817
                                 ============     ============     ============

LONG-LIVED ASSETS

GEOGRAPHIC INFORMATION

United States                    $    360,929     $    307,328     $    323,691
Foreign                                44,250           42,308           29,250
                                 ------------     ------------     ------------
  Total                          $    405,179     $    349,636     $    352,941
                                 ============     ============     ============

                        Income from operations is total net sales less cost of goods sold and operating expenses of each segment before deductions for general corporate expenses not directly related to an individual segment and interest. Identifiable assets by industry are those assets that are used in the Company's operation in each industry segment, including assigned value of goodwill. Corporate identifiable assets consist primarily of cash, prepaid expenses, deferred income taxes and fixed assets.

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        For the year ended June 28, 2002, no single customer represented at least 10% of sales nor did any customer represent at least 10% of accounts receivable at June 28, 2002.

                        No customer represented 10% or more of total sales during the year ended June 29, 2001 and one customer represented 10% of sales during the year ended June 30, 2000.

16.   SUPPLEMENTAL      Tekni-Plex, Inc. issued 12-3/4% Senior Subordinated
      CONDENSED         Notes in June 2000 and May 2002. These notes are
      CONSOLIDATING     guaranteed by all domestic subsidiaries of Tekni-Plex.
      FINANCIAL         The guarantor subsidiaries are 100% owned by the issuer.
      STATEMENTS        The guaranties are full and unconditional and joint and
                        several. There are no restrictions on the transfer of funds from guarantor subsidiaries to the issuer. The following condensed consolidating financial statements present separate information for Tekni-Plex (the
                        "Issuer") and its domestic subsidiaries (the
                        "Guarantors") and the foreign subsidiaries (the
                        "Non-Guarantors").

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        Condensed Consolidating Statement of Operations - For the year ended June 28, 2002

                                                                 Non-
                                  Issuer       Guarantors     Guarantors      TOTAL
                                ----------     ----------     ----------    ----------
Sales, net                      $  160,252     $  356,621     $   60,876    $  577,749
Cost of sales                      116,130        270,380         43,947       430,457
                                ----------     ----------     ----------    ----------
Gross profit                        44,122         86,241         16,929       147,292
Selling, general and
  administrative                    39,610         23,464          6,370        69,444
                                ----------     ----------     ----------    ----------
Income from operations               4,512         62,777         10,559        77,848
Interest expense, net               70,881           (101)           154        70,934
Unrealized loss on
  derivative contract                7,830             --             --         7,830
Other expense (income)                (756)        (1,155)         1,905            (6)
                                ----------     ----------     ----------    ----------
Income (loss) before
  provision for income taxes       (73,443)        64,033          8,500          (910)
Provision (benefit) for
  income taxes                     (25,979)        28,597          3,059         5,677
                                ----------     ----------     ----------    ----------
Net income (loss)               $  (47,464)    $   35,436     $    5,441    $   (6,587)
                                ==========     ==========     ==========    ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        Condensed Consolidating Balance Sheet - at June 28, 2002

                                                               Non-
                              Issuer         Guarantors     Guarantors     Eliminations       TOTAL
                            ----------      ----------      ----------     ------------     ----------
CURRENT ASSETS              $   44,828      $  209,798      $   51,458      $       --      $  306,084
Property, plant and
  equipment, net                41,704          95,366          21,048              --         158,118
Intangible assets                7,907         184,093          12,252              --         204,252
Investment in
  subsidiaries                 498,518              --              --        (498,518)             --
Deferred financing
  costs, net                    14,134              --             209              --          14,343
Deferred taxes                  20,177              --          (3,899)             --          16,278
Other long-term assets          74,008         236,444          12,094        (321,468)          1,078
                            ----------      ----------      ----------     ------------     ----------
    TOTAL ASSETS            $  701,276      $  725,701      $   93,162      $ (819,986)     $  700,153
                            ==========      ==========      ==========     ============     ==========
CURRENT LIABILITIES
                            $   29,889      $   38,715      $   20,561      $       --      $   89,165
Long-term debt                 675,253              --           4,161              --         679,414
Other long-term
  liabilities                   79,193         230,166          34,794        (321,468)         22,685
                            ----------      ----------      ----------     ------------     ----------
    TOTAL LIABILITIES          784,335         268,881          59,516        (321,468)        791,264
                            ----------      ----------      ----------     ------------     ----------
Additional paid-in
  capital                      170,156         296,784          15,656        (312,420)        170,176
Retained earnings
  (accumulated deficit)        (32,692)        163,121          21,710        (186,098)        (33,959)
Accumulated other
  comprehensive loss                --          (3,085)         (3,720)             --          (6,805)
Treasury stock                (220,523)             --              --              --        (220,523)
                            ----------      ----------      ----------     ------------     ----------
    TOTAL STOCKHOLDERS'
      DEFICIT                  (83,059)        456,820          33,646        (498,518)        (91,111)
                            ----------      ----------      ----------     ------------     ----------
    TOTAL LIABILITIES
      AND STOCKHOLDERS'
      DEFICIT               $  701,276      $  725,701      $   93,162      $ (819,986)     $  700,153
                            ==========      ==========      ==========     ============     ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        Condensed Consolidating Cash Flows - For the year ended June 28, 2002

                                                                       Non-
                                      Issuer        Guarantors      Guarantors        TOTAL
                                    ----------      ----------      ----------      ----------
Net cash provided by (used in)
  operating activities:             $  (31,450)     $   35,167      $    4,205      $    7,922
                                    ----------      ----------      ----------      ----------
Cash flows from investing
  activities:
    Acquisitions                            --         (63,624)             --         (63,624)
    Capital expenditures               (11,147)        (11,421)         (2,085)        (24,653)
    Additions to intangibles              (169)             --              --            (169)
                                    ----------      ----------      ----------      ----------
Net cash used in investing
  activities                           (11,316)        (75,045)         (2,085)        (88,446)
                                    ----------      ----------      ----------      ----------
Cash flows from financing
  activities:
  Net borrowings (repayment)
    under line of credit               (19,000)             --              --         (19,000)
  Proceeds from long-term debt          40,600              --             147          40,747
  Repayment of long-term debt           (7,440)             --              --          (7,440)
  Proceeds from capital
    contribution                        50,000              --              --          50,000
  Deferred financing costs                (154)             --              --            (154)
  Purchase of Treasury Stock               (61)             --              --             (61)
Change in intercompany accounts        (45,034)         45,217            (183)             --
                                    ----------      ----------      ----------      ----------
Net cash provided by financing
  activities                            18,911          45,217             (36)         64,092
                                    ----------      ----------      ----------      ----------
Effect of exchange rate changes
  on cash                                   --              --             (14)            (14)
                                    ----------      ----------      ----------      ----------
Net increase (decrease) in cash        (23,855)          5,339           2,070         (16,446)
Cash, beginning of period               32,890           5,321           6,434          44,645
                                    ----------      ----------      ----------      ----------
Cash, end of period                 $    9,035      $   10,660      $    8,504      $   28,199
                                    ==========      ==========      ==========      ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        Condensed Consolidating Statement of Operations - For the year ended June 29, 2001

                                                               Non-
                                Issuer       Guarantors     Guarantors       TOTAL
                              ----------     ----------     ----------     ----------
Sales, net                    $  161,854     $  304,950     $   59,033     $  525,837
Cost of sales                    121,521        236,723         41,592        399,836
                              ----------     ----------     ----------     ----------
Gross profit                      40,333         68,227         17,441        126,001
Selling, general and
  administrative                  38,295         17,320          5,384         60,999
                              ----------     ----------     ----------     ----------
Income from operations             2,038         50,907         12,057         65,002
Interest expense, net             76,958           (318)           (71)        76,569
Unrealized loss on
  derivative contract             13,891             --             --         13,891
Other expense (income)            (1,119)         1,063            661            605
                              ----------     ----------     ----------     ----------
Income (loss) before
  provision (benefit) for
  income taxes                   (87,692)        50,162         11,467        (26,063)
Provision (benefit) for
  income taxes                   (16,574)         6,626          2,879         (7,069)
                              ----------     ----------     ----------     ----------
Net income (loss)             $  (71,118)    $   43,536     $    8,588     $  (18,994)
                              ==========     ==========     ==========     ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        Condensed Consolidating Balance Sheet - At June 29, 2001

                                                              Non-
                             Issuer        Guarantors      Guarantors     Eliminations       TOTAL
                           ----------      ----------      ----------     ------------     ----------
CURRENT ASSETS             $   80,305      $  146,839      $   39,823      $       --      $  266,967
Property, plant and
  equipment, net               38,788          79,517          18,703              --         137,008
Intangible assets              13,208         153,960          12,448              --         179,616
Investment in
  subsidiaries                457,641              --              --        (457,641)             --
Deferred financing
  costs, net                   16,607              --              --              --          16,607
Deferred taxes                 19,022             (12)             --              --          19,010
Other long-term assets         28,577         261,520          12,510        (300,321)          2,286
                           ----------      ----------      ----------      ----------      ----------
    TOTAL ASSETS           $  654,148      $  641,824      $   83,484      $ (757,962)     $  621,494
                           ==========      ==========      ==========      ==========      ==========
CURRENT LIABILITIES        $   22,370      $   26,923      $   18,545      $       --      $   67,838
Long-term debt                665,729              --           4,349              --         670,078
Other long-term
  liabilities                  92,460         190,399          35,737        (300,321)         18,275
                           ----------      ----------      ----------      ----------      ----------
    TOTAL LIABILITIES         780,559         217,322          58,631        (300,321)        756,191
                           ----------      ----------      ----------      ----------      ----------
Additional paid-in
  capital                     120,156         296,784          15,656        (312,420)        120,176
Retained earnings
  (accumulated
  deficit)                    (26,105)        127,685          16,269        (145,221)        (27,372)
Accumulated other
  comprehensive loss               --              33          (7,072)             --          (7,039)
Treasury stock               (220,462)             --              --              --        (220,462)
                           ----------      ----------      ----------      ----------      ----------
  TOTAL STOCKHOLDERS'
    DEFICIT                  (126,411)        424,502          24,853        (457,641)       (134,697)
                           ----------      ----------      ----------      ----------      ----------
  TOTAL LIABILITIES
    AND STOCKHOLDERS'
    DEFICIT                $  654,148      $  641,824      $   83,484      $ (757,962)     $  621,494
                           ==========      ==========      ==========      ==========      ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        Condensed Consolidating Statement of Cash Flows - For the year ended June 29, 2001

                                                                         Non-
                                        Issuer        Guarantors      Guarantors        TOTAL
                                      ----------      ----------      ----------      ----------
Net cash provided by (used in)
  operating activities:               $  (47,908)     $   36,694      $    7,948      $   (3,266)
                                      ----------      ----------      ----------      ----------
Cash flows from investing
  activities:
  Acquisitions, net of cash
    acquired                                  --          (9,233)             --          (9,233)
  Capital expenditures                    (2,710)        (11,208)         (3,198)        (17,116)
  Additions to intangibles                  (322)           (106)             --            (428)
                                      ----------      ----------      ----------      ----------
Net cash used in investing
  activities                              (3,032)        (20,547)         (3,198)        (26,777)
                                      ----------      ----------      ----------      ----------
Cash flows from financing
  activities:
  Net borrowings (repayments)
    under line of credit                  35,000              --              --          35,000
  Repayments of long-term debt            (7,400)             --          (1,420)         (8,820)
  Proceeds from capital
    contribution                          36,000              --              --          36,000
  Change in intercompany accounts         14,592         (14,592)             --              --
                                      ----------      ----------      ----------      ----------
Net cash provided by (used in)
  financing activities                    78,192         (14,592)         (1,420)         62,180
                                      ----------      ----------      ----------      ----------
Effect of exchange rate changes
  on cash                                     --              --             (17)            (17)
                                      ----------      ----------      ----------      ----------
Net increase in cash                      27,252           1,555           3,313          32,120
Cash, beginning of period                  5,638           3,766           3,121          12,525
                                      ----------      ----------      ----------      ----------
Cash, end of period                   $   32,890      $    5,321      $    6,434      $   44,645
                                      ==========      ==========      ==========      ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        Condensed Consolidating Statement of Operations - For the year ended June 30, 2000

                                                                 Non-
                                Issuer        Guarantors      Guarantors       TOTAL
                              ----------      ----------      ----------     ----------
Sales, net                    $  151,587      $  325,902      $   47,328     $  524,817
Cost of sales                    110,272         251,512          32,696        394,480
                              ----------      ----------      ----------     ----------
Gross profit                      41,315          74,390          14,632        130,337
Selling, general and
  administrative                  37,991          16,042           4,310         58,343
                              ----------      ----------      ----------     ----------
Income from operations             3,324          58,348          10,322         71,994
Interest expense, net             38,717            (280)             10         38,447
Other expense (income)             4,272          (1,187)          1,620          4,705
                              ----------      ----------      ----------     ----------
Income (loss) before
  provision for income
  taxes and extraordinary
  item                           (39,665)         59,815           8,692         28,842
Provision (benefit) for
  income taxes                   (22,359)         33,211           3,584         14,436
                              ----------      ----------      ----------     ----------
Income (loss) before
  extraordinary item             (17,306)         26,604           5,108         14,406
Extraordinary item               (35,374)             --              --        (35,374)
                              ----------      ----------      ----------     ----------
Net income (loss)             $  (52,680)     $   26,604      $    5,108     $  (20,968)
                              ==========      ==========      ==========     ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                        Condensed Consolidating Statement of Cash Flows - For the year ended June 30, 2000

                                                                         Non-
                                        Issuer        Guarantors      Guarantors        TOTAL
                                      ----------      ----------      ----------      ----------
Net cash provided by (used in)
  operating activities:               $  (25,883)     $   29,834      $    5,534      $    9,485
                                      ----------      ----------      ----------      ----------
Cash flows from investing
  activities:
    Capital expenditures                  (7,224)         (6,747)         (2,287)        (16,258)
    Additions to intangible                 (805)             --              --            (805)
    Cash proceeds from sale of
      assets                                  --              --             158             158
                                      ----------      ----------      ----------      ----------
Net cash used in investing
  activities                              (8,029)         (6,747)         (2,129)        (16,905)
                                      ----------      ----------      ----------      ----------
Cash flows from financing
  activities:
  Net borrowings (repayments)
    under line of credit                  (2,030)             --              --          (2,030)
  Proceeds from long-term debt           645,232              --              --         645,232
  Repayments of long-term debt          (446,661)             --          (1,970)       (448,631)
  Proceeds from capital
    contribution                          43,101              --              --          43,101
  Debt financing costs                   (18,897)             --              --         (18,897)
  Purchase of treasury stock            (220,462)             --              --        (220,462)
  Change in intercompany accounts         34,880         (26,508)         (8,372)             --
                                      ----------      ----------      ----------      ----------
Net cash provided by (used in)
  financing activities                    35,163         (26,508)        (10,342)         (1,687)
                                      ----------      ----------      ----------      ----------
Effect of exchange rate changes
  on cash                                     --              --            (485)           (485)
                                      ----------      ----------      ----------      ----------
Net increase (decrease) in cash            1,251          (3,421)         (7,422)         (9,592)
Cash, beginning of period                  4,387           7,187          10,543          22,117
                                      ----------      ----------      ----------      ----------
Cash, end of period                   $    5,638      $    3,766      $    3,121      $   12,525
                                      ==========      ==========      ==========      ==========

                                                                TEKNI-PLEX, INC.

                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

17.   SUBSEQUENT        During July 2002, the Company acquired substantially all
      EVENT             the net assets of Elm Packaging Company for $16,400. Elm
                        produces polystyrene foam packaging products for the food and foodservice industries.


18.   QUARTERLY
      RESULTS OF
      OPERATIONS
      (UNAUDITED)

                                               First       Second        Third       Fourth
                        2002                  Quarter      Quarter      Quarter      Quarter
                        ----                 ---------    ---------    ---------    ---------
                        Net sales            $ 115,164    $ 113,740    $ 153,393    $ 195,452
                        Gross profit            27,014       27,684       42,008       50,586
                        Income from
                          operations            11,838       11,075       23,479       31,456
                        Net income (loss)       (9,453)          67        2,305          494

                        2001

                        Net sales            $ 111,907    $ 105,873    $ 140,681    $ 167,376
                        Gross profit            22,422       24,123       36,785       42,671
                        Income from
                          operations             7,311        9,755       21,127       26,809
                        Net income (loss)       (5,739)     (12,136)      (1,473)         354
                                             =========    =========     ========     ========

                        Fluctuations in net sales are due primarily to seasonality in a number of product lines, particularly garden hose and irrigation hose products.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
  ON SUPPLEMENTAL SCHEDULE

Board of Directors
Tekni-Plex, Inc.
Somerville, New Jersey

The audits referred to in our report dated September 13, 2002 relating to the consolidated financial statements of Tekni-Plex, Inc. and its subsidiaries (the "Company"), included the audits of the financial statement schedule for the years ended June 28, 2002, June 29, 2001 and June 30, 2000 listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based upon our audits.

In our opinion, such financial statement schedule presents fairly, in all material respects, the information set forth therein.





BDO Seidman, LLP

Woodbridge, New Jersey

September 13, 2002

                                                                TEKNI-PLEX, INC.

                                  VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                                    Balance at    Charged to                  BALANCE AT
                                    Beginning      Costs and    Deductions      END OF
                                    of Period     Expenses(1)      (2)          PERIOD
                                    ----------    ----------    ----------    ----------
YEAR ENDED JUNE 30, 2000
  Accounts receivable allowance     $    1,662    $      310    $      330    $    1,642
                                    ==========    ==========    ==========    ==========
YEAR ENDED JUNE 29, 2001
  Accounts receivable allowance     $    1,642    $      250    $      392    $    1,500
                                    ==========    ==========    ==========    ==========
YEAR ENDED JUNE 28, 2002
  Accounts receivable allowance     $    1,500    $      484    $      313    $    1,671
                                    ==========    ==========    ==========    ==========

(1) To increase accounts receivable allowance.

(2) Uncollectible accounts written off, net of recoveries.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                            DESCRIPTION                            PAGE
-------                          -----------                            ----
     3.1 Restated Certificate of Incorporation of Tekni-Plex, Inc.*
     3.2 Amended and Restated By-laws of Tekni-Plex, Inc.*
     3.3 Certificate of Incorporation of PureTec Corporation.*
     3.4 By-laws of PureTec Corporation.*
     3.5 Certificate of Incorporation of Tri-Seal Holdings, Inc.*
     3.6 By-laws of Tri Seal Holdings, Inc.*
     3.7 Certificate of Incorporation of Natvar Holdings, Inc.*
     3.8 By-laws of Natvar Holdings.*
     3.9 Certificate of Incorporation of Plastic Specialities and
         Technologies, Inc.*
     3.10 By-laws of Plastic Specialities and Technologies, Inc.*
     3.11 Certificate of Incorporation of Plastic Specialities and
         Technologies Investments, Inc.*
     3.12 By-laws of Plastic Specialities and Technologies
         Investments, Inc.*
     3.13 Certificate of Incorporation of Burlington Resins, Inc.*
     3.14 By-laws of Burlington Resins, Inc.*
     3.15 Certificate of Incorporation of Pure Tech APR, Inc.*
     3.16 By-laws of Pure Tech APR, Inc.*
     3.17 Certificate of Incorporation of TPI Acquisition Subsidiary,
         Inc.*
     3.18 By-laws of TPI Acquisition Subsidiary, Inc.*
     3.19 Certificate of Incorporation of Coast Recycling North, Inc.*
     3.20 By-laws of Coast Recycling North, Inc.*
     3.21 Certificate of Incorporation of Distributors Recycling,
         Inc.*
     3.22 By-laws of Distributors Recycling, Inc.*
     3.23 Certificate of Incorporation of REI Distributors, Inc.*
     3.24 By-laws of REI Distributors, Inc.*
     3.25 Certificate of Incorporation of Pure Tech Recycling of
         California.*
     3.26 By-laws of Pure Tech Recycling of California.*
     3.27 Certificate of Incorporation of Alumet Smelting Corp.*
     3.28 By-laws of Alumet Smelting Corp.*
     3.29 Certificate of Incorporation of TP/Elm Acquisition
         Subsidiary, Inc.*
     3.30 By-laws of TP/Elm Acquisition Subsidiary, Inc.*
     4.1 Indenture, dated as of June 21, 2000 among Tekni-Plex, Inc., the Guarantors listed therein and HSBC Bank USA, as
         Trustee.*
     4.2 First Supplemental Indenture, dated as of May 6, 2002 among
         Tekni-Plex, Inc., TPI Acquisition Subsidiary, Inc. and HSBC
         Bank USA, as Trustee*
     4.3 Second Supplemental Indenture, dated as of August 22, 2002 among Tekni-Plex, Inc., TP/Elm Acquisition Subsidiary, Inc.
         and HSBC Bank USA, as Trustee*
     4.4 Senior Subordinated Note and Guarantee (original not
         included; form of Note and Guarantee included in Exhibit
         4.1).
     4.5 Purchase Agreement, dated as of May 1, 2002 among
         Tekni-Plex, Inc., the Guarantors listed therein, and Lehman
         Brothers Inc.*
     4.6 Registration Right Agreement, dated as of May 6, 2002 among
         Tekni-Plex, Inc., the Guarantors listed therein and Lehman
         Brothers Inc.*


---------------

 * Filed previously as an Exhibit to the Form S-4 (File No. 333-43800) filed on August 15, 2000.

** Filed herewith.